UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ENZON PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

685 Route 202/206
Bridgewater, New Jersey 08807
(908) 541-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, JULY 13, 2010

To our Stockholders:

The annual meeting of stockholders (the “Annual Meeting”) of Enzon Pharmaceuticals, Inc., a Delaware corporation (“Enzon” or the “Company”), will be held at [•], on Tuesday, July 13, 2010 at 10:00 a.m., local time, for the following purposes:

1.

To elect eight directors for one-year terms if Proposal No. 2 (which would eliminate the classification of the Company’s Board of Directors) is approved or to elect two directors for three-year terms if Proposal No. 2 is not approved, in each case as described in the attached proxy statement (Proposal No. 1);

2.

To approve amendments to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to eliminate the classification of the Company’s Board of Directors (Proposal No. 2);

3.	To consider and act upon a stockholder proposal, if properly presented at the Annual Meeting (Proposal No. 3);

4.	To ratify the selection of KPMG LLP, independent accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2010 (Proposal No. 4); and

5.	To transact such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of the Company’s common stock as of the close of business on June 7, 2010, the record date, are entitled to notice of and to vote at the Annual Meeting.

This year’s Annual Meeting will be a particularly important one, and YOUR vote is extremely important.

We hope that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope. Sending in your proxy will not prevent you from voting in person at the Annual Meeting. If you vote in person by ballot at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.

DellaCamera Capital Master Fund, Ltd., a Cayman Islands company (“DellaCamera Master Fund”) and an affiliate of DellaCamera Capital Management, LLC (together with DellaCamera Master Fund, “DellaCamera”), a New York-based hedge fund, has provided notice that it intends to nominate at the Annual Meeting its own slate of two nominees (the “DellaCamera Nominees”) to stand for election as directors. You may receive solicitation materials from DellaCamera seeking your proxy to vote for the DellaCamera Nominees. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY [COLOR] PROXY CARD SENT TO YOU BY DELLACAMERA. Even if you have previously signed a [color] proxy card sent to you by DellaCamera, you have every right to change your vote. You may revoke that proxy and vote as recommended by the Board of Directors by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope. Only your latest dated proxy will be counted. The Board of Directors urges you to disregard any [color] proxy card sent to you by DellaCamera.

If you have any questions, or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

D.F. King & Co., Inc.
Stockholders Call Toll Free: (888) 644-6071
Banks and Brokers Call Collect: (212) 269-5550

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote your shares to elect the Board of Directors’ nominees. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope. If you vote in person by ballot at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.

By Order of the Board of Directors,
Paul S. Davit Corporate Secretary

Bridgewater, New Jersey
[•], 2010

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009 accompanies this notice but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation materials.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

685 Route 202/206
Bridgewater, New Jersey 08807
(908) 541-8600

PROXY STATEMENT

Enzon Pharmaceuticals, Inc. (“Enzon” or the “Company”) is furnishing this Proxy Statement and the enclosed WHITE proxy card to stockholders of record of the Company as of the close of business on June 7, 2010 in connection with the Company’s solicitation of proxies for use at the annual meeting of stockholders and any adjournment(s), postponement(s) or other delays thereof (the “Annual Meeting”) to be held on Tuesday, July 13, 2010 at [•], at 10:00 a.m., local time. The accompanying proxy is solicited by the Board of Directors of Enzon (the “Board of Directors” or the “Board”) and is revocable by the stockholder any time before it is voted. This Proxy Statement is being mailed to stockholders of the Company on or about [•], 2010, accompanied by the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009. Enzon’s principal executive offices are located at 685 Route 202/206 Bridgewater, New Jersey 08807, telephone (908) 541-8600.

Who May Vote

Only holders of the Company’s common stock, par value $0.01 per share (the “Common Stock” or “Common Shares”), outstanding as of the close of business on June 7, 2010 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, there were [•] Common Shares outstanding and entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

Voting Requirements

One-third of the Common Shares entitled to vote at the Annual Meeting present in person or by proxy constitutes a quorum for action at the meeting.

Directors are elected by a plurality of the votes cast. If Proposal No. 2 (which would eliminate the classification of the Board of Directors) is approved, the eight nominees who receive the greatest number of votes cast in the election of directors at the Annual Meeting will be elected directors for one-year terms, and if Proposal No. 2 is not approved, the two nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified (Proposal No. 1). Approval of the amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) to eliminate the classification of the Board (Proposal No. 2) requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at the Annual Meeting. The stockholder proposal (Proposal No. 3) and the ratification of the appointment of independent accountants (Proposal No. 4) each requires the favorable vote of a majority of the Common Shares present or represented by proxy at the Annual Meeting and entitled to vote thereon.

In the election of directors (Proposal No. 1), abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the proposal to amend the Charter and Bylaws (Proposal No. 2), abstentions and broker non-votes will have the same effect as voting against such proposal. With respect to the stockholder proposal (Proposal No. 3) and the ratification of the appointment of independent accountants (Proposal No. 4), abstentions will have the same effect as voting against such proposals, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

The Board of Directors’ Voting Recommendations

The Board of Directors recommends that you vote your shares “FOR” each of the Board’s nominees (either eight or two nominees, as the case may be) that are standing for election to the Board of Directors (Proposal No. 1), “FOR” approval of the amendments to the Charter and Bylaws (Proposal No. 2), “FOR” the stockholder proposal (Proposal No. 3) and “FOR” the ratification of KPMG LLP as our independent accountants (Proposal No. 4).

How to Vote

You may vote either in person by ballot at the Annual Meeting or by proxy whether or not you plan to attend the meeting. To vote by proxy, you should sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope.

Giving us your proxy means you authorize the Board’s designated proxyholders (who are identified on the enclosed WHITE proxy card) to vote your shares at the Annual Meeting in the manner that you have indicated and in their discretion on such other matters as may properly come before the Annual Meeting. If you sign and return the enclosed WHITE proxy card but do not indicate your vote, the designated proxyholders will vote your shares “FOR” each of the Board’s nominees (either eight or two nominees, as the case may be) (Proposal No. 1), “FOR” approval of amendments to the Charter and Bylaws (Proposal No. 2), “FOR” the stockholder proposal (Proposal No. 3) and “FOR” the ratification of KPMG LLP as our independent accountants (Proposal No. 4).

If You Plan to Attend the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact our Investor Relations Department by calling (908) 541-8777 or through an e-mail request to investor@enzon.com for directions to the Annual Meeting.

If you are a registered stockholder, you may vote your shares in person by ballot at the Annual Meeting. If you hold your Common Shares in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy by submitting a new proxy with a later date or by notifying our Corporate Secretary before the Annual Meeting by mail at the address shown on page 1. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.

The Board strongly urges you to revoke any [color] proxy card you may have returned that you received from DellaCamera. Even if you have previously signed a [color] proxy card sent to you by DellaCamera, you have every right to change your vote. You may revoke that proxy and vote as recommended by the Board of Directors by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope. Only your latest dated proxy will be counted.

How We Solicit Proxies

We will solicit proxies and will bear the entire cost of our solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished to our stockholders. See “General—Cost of Solicitation.” The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. Annex A to this Proxy Statement sets forth certain information relating to our directors, nominees, officers and certain other persons who are “participants” in the solicitation of proxies.

If You Receive More Than One Proxy Card

If you hold your Common Shares in more than one account, you will receive a WHITE proxy card for each account. To ensure that all of your Common Shares are voted, please sign, date and return the WHITE proxy card for each account. You should vote all of your Common Shares.

DellaCamera Capital Master Fund, Ltd., a Cayman Islands company (“DellaCamera Master Fund”), and an affiliate of DellaCamera Capital Management, LLC (together with DellaCamera Master Fund, “DellaCamera”), a New York-based hedge fund, has provided notice that it intends to nominate at the Annual Meeting its own slate of two nominees (the “DellaCamera Nominees”) to stand for election as directors. As a result, you also may receive proxy solicitation materials from DellaCamera.

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY [COLOR] PROXY CARD SENT TO YOU BY DELLACAMERA.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on July 13, 2010

The proxy statement and annual report to stockholders are available at http://investor.enzon.com/proxy.cfm.

If You Have Any Questions

If you have any questions, or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

D.F. King & Co., Inc.
Stockholders Call Toll Free: (888) 644-6071
Banks and Brokers Call Collect: (212) 269-5550

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

Pursuant to the provisions of the Charter and Bylaws, the Board of Directors is currently comprised of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office until the third annual meeting of stockholders after such election and until the successors of such directors are duly elected and qualified. The terms of the Class II directors expire at the Annual Meeting.

Board Declassification

On March 24, 2010, the Board of Directors approved, subject to stockholder approval at the Annual Meeting, amendments to the Charter and Bylaws to eliminate the classification of the Board. See Proposal No. 2.

If Proposal No. 2 is approved, the classes of directors will be eliminated and the entire Board will stand for election at the Annual Meeting. In order to make the declassification of the Board effective at the Annual Meeting, each member of the Board whose term does not expire at the meeting will, prior to the meeting, voluntarily submit his resignation, conditioned upon (i) the director having been nominated by the Board to stand for election as a director at the Annual Meeting and (ii) the approval of Proposal No. 2 by stockholders at the Annual Meeting. If Proposal No. 2 is approved, the eight directors elected at the Annual Meeting will be elected for one-year terms and until their successors are duly elected and qualified.

If Proposal No. 2 is not approved, the Board will remain classified and only the Class II director nominees will stand for election at the Annual Meeting. If Proposal No. 2 is not approved, the two directors elected at the Annual Meeting will be elected for three-year terms and until their successors are duly elected and qualified.

Director Nominees

The Governance and Nominating Committee has recommended that the Board nominate, and the Board has nominated and recommends that the stockholders elect, Rolf A. Classon, Alexander J. Denner, Thomas F. Deuel, M.D., Robert LeBuhn, Harold J. Levy, Richard C. Mulligan, Robert C. Salisbury and Richard A. Young for one-year terms if Proposal No. 2 is approved. If Proposal No. 2 is approved, the proxies solicited by this Proxy Statement cannot be voted for more than eight nominees at the Annual Meeting.

The Governance and Nominating Committee has recommended that the Board nominate, and the Board has nominated and recommends that the stockholders elect, Drs. Deuel and Young as Class II directors for three-year terms if Proposal No. 2 is not approved. If Proposal No. 2 is not approved, the proxies solicited by this Proxy Statement cannot be voted for more than two nominees at the Annual Meeting.

The nominees for election to the office of director, and certain information with respect to their backgrounds, are set forth below. It is the intention of the Board’s designated proxyholders (who are identified on the enclosed WHITE proxy card), unless otherwise instructed, to vote to elect Messrs. Classon, LeBuhn, Salisbury and Levy, Drs. Denner, Deuel and Young, and Professor Mulligan if Proposal No. 2 is approved, and to vote to elect Drs. Deuel and Young if Proposal No. 2 is not approved.

In the event that any of the Board’s nominees is unable or unwilling to serve as a director, discretionary authority is reserved to the Board of Directors to select a substitute. The Board has no reason to believe that any nominee named herein will be unable to serve if elected. Each nominee for director has consented to being named in this Proxy Statement and to serving as a director if elected.

Jeffrey H. Buchalter resigned as the Company’s President and Chief Executive Officer and as a director effective February 22, 2010. The term in office of Victor P. Micati expires at the Annual Meeting, and Mr. Micati is not standing for re-election to the Board.

The name, age and year in which the term expires of each nominee for election to the Board of Directors and each director whose term continues beyond the Annual Meeting if Proposal No. 2 is not approved is set forth below.

Name	Age	Director Since	Position with the Company	If Proposal No. 2 is Not Approved, Term Expires at the Annual Meeting Held in the Year
Thomas F. Deuel, M.D.	74	2010	Director	2010
Richard A. Young	56	2010	Director	2010
Rolf A. Classon	64	1997	Director	2011
Robert LeBuhn	78	1994	Director	2011
Robert C. Salisbury	66	2005	Director	2011
Alexander J. Denner	40	2009	Chairman of the Board	2012
Harold J. Levy	56	2009	Director	2012
Richard C. Mulligan	55	2009	Director	2012

BUSINESS EXPERIENCE OF DIRECTORS

Class II Director Nominees

Thomas F. Deuel, M.D. has served as a director of the Company since April 2010. Dr. Deuel is currently a Professor of Molecular and Experimental Medicine and Cell Biology, Director of the Division of Molecular Oncology, Department of Molecular and Experimental Medicine, and Director of the Vascular Biology Affinity Group at The Scripps Research Institute and has served in such positions since February 2002. In addition, since 1998, Dr. Deuel has served as a Professor of Medicine at Harvard Medical School, where he is currently a Professor Emeritus. From 1996 to 2002, Dr. Deuel served as a Director, Division of Growth Regulation at Beth Israel Hospital, Boston, Massachusetts and, prior to that, was a Professor of Medicine and Biochemistry and the head of Oncology Services at the Washington University School of Medicine, St. Louis, Missouri. Dr. Deuel is a member of the Institute of Medicine at the National Academy of Sciences. Dr. Deuel is also President of the Edward R. Mallinckrodt Foundation, St. Louis, Missouri. He has served on various editorial boards, including the Journal of Clinical Investigation and Blood, and currently is on the Editorial Board of Current Opinion in Hematology and Section Editor for Vascular Biology. Dr. Deuel has served and continues to serve on numerous scientific advisory boards for various companies, including the scientific advisory board of ImClone Systems Incorporated, a publicly-traded biopharmaceutical company, during the existence of such board (from 1988 to 2001). From July 2007 to November 2008, Dr. Deuel served on ImClone’s board of directors. Dr. Deuel has earned many professional honors and awards and holds an M.D. from Columbia University and an A.B. from Princeton University.

Dr. Deuel, a professor at both The Scripps Research Institute and Harvard Medical School, brings to the Board many years of experience with scientific and medical research, particularly in the areas of molecular medicine and oncology. A noted researcher, Dr. Deuel’s involvement in and connections with the academic and research communities provide the Board with a unique scientific perspective and key access to other scholars and researchers in the field.

Richard A. Young, Ph.D. has served as a director of the Company since April 2010. Dr. Young is a member of the Whitehead Institute and a Professor of Biology at the Massachusetts Institute of Technology. Dr. Young has been a member of the Whitehead Institute since 1984. In 2006, Scientific American recognized Dr. Young as one of the top 50 leaders in science, technology and business. His other awards include a Burroughs Wellcome Scholarship, the Chiron Corporation Biotechnology Research Award and Yale’s Wilbur Cross Medal. Dr. Young has served as an advisor to Science magazine, the National Institutes of Health and the World Health Organization and received his Ph.D. from Yale University in 1975.

Dr. Young, whose research focuses on the regulatory circuitry that controls gene expression programs in cells, brings to the Board valuable knowledge in disease mechanisms and the development of new diagnostics and therapeutics. His involvement in and connections with the academic and research communities provide the Board with a unique scientific perspective and with key access to other scholars and researchers in the field.

Other Director Nominees—Nominees to be Voted on if Proposal No. 2 is Approved

Current Class III Directors

Rolf A. Classon has served as a director of the Company since January 1997. Mr. Classon is chairman of Hill-Rom Holdings, Inc., a publicly-traded provider of health care technology, and served as the interim chief executive officer of its predecessor from May 2005 until March 2006. From 2002 to 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, the healthcare division of Bayer AG, a global healthcare and chemicals company, and, from 1995 to 2002, Mr. Classon served as President of Bayer Diagnostics. From 1991 to 1995, Mr. Classon was an Executive Vice President in charge of Bayer Diagnostics’ Worldwide Marketing, Sales and Service operations. From 1990 to 1991, Mr. Classon was President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1991, Mr. Classon served as President of Pharmacia Development Company Inc. and Pharmacia A.B.’s Hospital Products Division. Mr. Classon currently serves as a director of Auxilium Pharmaceuticals, Inc., a publicly-traded specialty biopharmaceutical company, Millipore Corporation, a publicly-traded life science company, and Eurand N.V., a publicly-traded specialty pharmaceutical company. From 2006 until its acquisition in 2009, Mr. Classon served as a director of PharmaNet Development Group, Inc., a publicly-traded drug development services company.

Mr. Classon has extensive experience in the health care and pharmaceutical industries, including positions in management and on the boards of several companies. His service as a senior officer in numerous large corporations brings an extensive breadth of knowledge and valuable insight to the Board.

Robert LeBuhn has served as a director of the Company since August 1994. Mr. LeBuhn is a private investor and has served on a number of corporate and non-profit boards. Mr. LeBuhn has been a Trustee of the Geraldine R. Dodge Foundation since 1980 and is currently Chairman of the Board. The Foundation is one of the largest supporters of the arts in the state of New Jersey while also funding other areas of special interest to Mrs. Dodge: public issues, secondary education and animal welfare. He serves on the Investment Committee of the Board of the New Jersey Performing Arts Center. Mr. LeBuhn is Chair of the Board of Trustees of the Aspen Music Festival and School. He has been on the Board and President of the AMFS’ National Council for the past 7 years. Also, he is a member of the Board of the Executive Service Corp. in Aspen, Colorado. In addition, Mr. LeBuhn is Founding Trustee of the Board of All Kinds of Minds, a non-profit institute for the understanding of differences in learning in Chapel Hill, North Carolina. Mr. LeBuhn was Chairman (1992-1994) and President (1984-1992) of Investor International (U.S.), Inc. New York, a subsidiary of Investor AB of Stockholm, Sweden. Investor AB is part of the Wallenberg Group of Swedish companies, the most notable of which are: ABB, ASTRA-ZENECA, Atlas-Copco, Scania, Electrolux and L. M. Ericsson. Mr. LeBuhn began his investment career at Cyrus J. Lawrence & Sons, in New York in 1957 and served with the Rothschild Inc. group (formerly New Court Securities Inc.) from 1981-1984. He also was an investment advisor to the Sid W. Richardson/Perry R. Bass interests of Fort Worth from 1962-1972. Mr. LeBuhn also served on the Board of US Airways, Inc. and its predecessor airlines for over 37 years, retiring in 2002. Mr. LeBuhn is a director of Fiberforge, a developer of lightweight advanced composite parts.

Mr. LeBuhn’s extensive experience as an investor has provided him with a valuable knowledge of the complex financial issues faced by entities such as the Company. Appointed to the Company’s Board of Directors in 1994, Mr. LeBuhn is also the longest-serving Company director, which provides a deep institutional knowledge of the Company.

Robert C. Salisbury has served as a director of the Company since May 2005. In 1998, Mr. Salisbury retired from Pharmacia & Upjohn, Inc., where he had most recently served as Executive Vice President and Chief Financial Officer. Previously, Mr. Salisbury served as Executive Vice President, Finance and Chief Financial Officer at The Upjohn Company. Mr. Salisbury first joined The Upjohn Company in 1974 and over a career of more than 20 years, he served in various management posts in finance and strategic planning. Mr. Salisbury also serves as a director of Asterand plc, a publicly-traded supplier of human tissue and human tissue-based research services. From 1998 to 2007, Mr. Salisbury was a director of Viragen, Inc., a publicly-traded biopharmaceutical company.

Mr. Salisbury brings wide-ranging experience to the Board, including 20 years of corporate service with two pharmaceutical companies. From this experience, Mr. Salisbury developed an array of skills, specifically in the areas of strategic and financial planning, which he draws upon in his roles as a member of the Company’s Board of Directors and as an audit committee financial expert on the Board’s Finance and Audit Committee.

Current Class I Directors

Alexander J. Denner, Ph.D. has served as a director since May 2009 and Chairman of the Company’s Board of Directors since July 2009. Dr. Denner serves as Managing Director of entities affiliated with Carl C. Icahn, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III are private investment funds. Dr. Denner has served in this position since August 2006. From April 2005 to May 2006, Dr. Denner served as a portfolio manager specializing in healthcare investments for Viking Global Investors. Previously Dr. Denner served in a variety of roles at Morgan Stanley, beginning in 1996, including as portfolio manager of healthcare and biotechnology mutual funds. Dr. Denner was the Chairman of the Executive Committee of ImClone Systems Incorporated, a publicly-traded biopharmaceutical company, and served as a director from 2006 until ImClone was purchased in 2008. He served as a director of Adventrx Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from 2006 to 2009. In addition, Dr. Denner has served as a director of Biogen Idec Inc., a publicly-traded biopharmaceutical company, since 2009 and Amylin Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, since 2009. Dr. Denner received his S.B. degree from the Massachusetts Institute of Technology and his M.S., M.Phil. and Ph.D. degrees from Yale University.

Dr. Denner brings to the Board extensive experience gained from his background serving on the boards of several biotechnology and pharmaceutical companies. Moreover, Dr. Denner’s experience with private investment funds and as a portfolio manager of healthcare and biotechnology investments brings to the Board valuable and unique insights.

Harold J. Levy has served as a director of the Company since July 2009. Mr. Levy is Co-President, Co-Chief Executive and Co-Chief Investment Officer of Iridian Asset Management LLC and is responsible for the management of mid-capitalization value equity portfolios. Previously, he worked over eleven years as a portfolio manager with Arnhold and S. Bleichroeder, Inc. From 1983 to 1984, he was a research analyst with Lehman Brothers Kuhn Loeb. In addition, from 1979 to 1983, he worked as a research analyst focusing on venture capital with E.M. Warburg, Pincus & Company.

Mr. Levy brings to the Board broad-based experience in asset management, which assists the Board in a number of areas, particularly capital allocation. In addition, Mr. Levy’s experience as a senior executive provides him with experience in the business and operations decisions faced by the Company.

Richard C. Mulligan, Ph.D. has served as a director since May 2009. Professor Mulligan is the Mallinckrodt Professor of Genetics at Harvard Medical School and Director of the Harvard Gene Therapy Initiative. Professor Mulligan received his B.S. degree from the Massachusetts Institute of Technology, and his Ph.D. from the Department of Biochemistry at Stanford University School of Medicine. After receiving postdoctoral training at the Center for Cancer Research at MIT, Professor Mulligan joined the MIT faculty and subsequently was appointed Professor of Molecular Biology and Member of the Whitehead Institute for Biomedical Research before moving to Children’s Hospital and Harvard in 1996. His honors include the MacArthur Foundation Prize, the Rhodes Memorial Award of the American Association for Cancer Research, the ASMB-Amgen Award, and

the Nagai Foundation International Prize. Professor Mulligan has been associated with a number of biotechnology companies, including DuPont (as Consultant), Genetics Institute (as Consultant), AMGEN (as Consultant), Somatix Therapy Corporation (as founder, member of the Scientific Advisory Board and Board of Directors, and Chief Scientific Officer), Cell Genesys, Inc. (as member of the Scientific Advisory Board), ImClone Systems Incorporated, a publicly-traded biopharmaceutical company (as member of Scientific Advisory Board, Board of Directors (from 2006 until it was purchased in 2008), and Executive Committee), Cellectis SA, a publicly-traded genome engineering company (as member of Board of Directors since 2007), and Biogen Idec Inc., a publicly-traded biotechnology company (as member of the Board of Directors since 2009). He has also served on the National Institutes of Health’s Recombinant DNA Advisory Committee and on the U.S. Food and Drug Administration Biological Response Modifiers Advisory Committee.

A Professor of Genetics at Harvard Medical School for almost 15 years, Professor Mulligan’s deep knowledge in the genetics field provides the Board with an important understanding of the scientific issues that pharmaceutical companies face. His involvement in and connections with the academic and research communities provide the Board with a unique scientific perspective and with key access to other scholars and researchers in the field.

Mr. Levy, who was appointed as a director subsequent to the 2009 Annual Meeting of Stockholders, was recommended to the Board by Mr. Buchalter who, at the time, was the Company’s Chief Executive Officer. Drs. Deuel and Young, who were appointed as directors subsequent to the 2009 Annual Meeting of Stockholders, were recommended as directors by Dr. Denner, the Board’s chairman.

There are no family relationships among any of the Company’s directors or executive officers.

The Board of Directors recommends a vote FOR each of the nominees named above (Proposal No. 1 on the WHITE proxy card).

STOCKHOLDER SOLICITATION

On January 11, 2008, DellaCamera and certain of its affiliates (collectively, the “DellaCamera Group”) delivered a notice to the Company nominating three candidates to stand for election to the Board at the Company’s 2008 Annual Meeting of Stockholders.

On February 11, 2008, the Company and the DellaCamera Group entered into a letter agreement pursuant to which the Company agreed that on or before May 31, 2008, it would increase the size of the Board by one and add a new independent director selected by the Company to fill the newly created directorship, and the DellaCamera Group agreed to withdraw its nomination of three candidates to stand for election to the Board.

On May 22, 2008, the Board voted to increase the size of the Board from seven to eight directors and appointed Dr. John Geltosky as a director to fill the newly-created vacancy. Dr. Geltosky was appointed as a Class I director, with a term expiring at the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”). Although Dr. Geltosky had been one of the three candidates nominated by the DellaCamera Group in January 2008, the Company was not required to consider any of such candidates for appointment to the Board and the decision to appoint Dr. Geltosky as a director was made by the Board in its sole discretion.

On January 7, 2009, the DellaCamera Group delivered a notice to the Company nominating two candidates to stand for election to the Board at the 2009 Annual Meeting. In its notice, the DellaCamera Group stated that it had not yet decided whether to conduct a proxy solicitation at the 2009 Annual Meeting in support of the election of its nominees, but reserved the right to do so.

On January 28, 2009, the DellaCamera Group delivered an additional notice to the Company stating its intention to submit a non-binding proposal (the “2009 DellaCamera Proposal”) recommending and requesting that the Board promptly appoint a special committee comprised solely of independent directors, with at least one member of the committee being a director elected at the 2009 Annual Meeting, to evaluate strategic and financial alternatives to enhance stockholder value, and that the committee avail itself of independent legal and investment banking advisors not previously engaged by the Company, as the committee determined in its sole discretion.

On January 29, 2009, the Company announced that Dr. Denner and Professor Mulligan had been nominated by the Board for election as Class I directors at the 2009 Annual Meeting.

On February 10, 2009, the DellaCamera Group issued a press release disclosing a letter to the Board dated February 9, 2009. In this letter, the DellaCamera Group stated that it was encouraged by the Board’s nominations of Dr. Denner and Professor Mulligan. Subsequent to this letter, the Company received no further communication from the DellaCamera Group regarding its nominees to the Board or the 2009 DellaCamera Proposal.

On February 27, 2009, the DellaCamera Group purported to make a demand under Section 220 of the Delaware General Corporation Law for certain of the Company’s books and records. On March 6, 2009, the Company’s counsel advised the DellaCamera Group’s counsel that the Company declined to provide such books and records at that time.

On April 22, 2009, the DellaCamera Group filed with the Securities and Exchange Commission (the “SEC”) a preliminary consent solicitation statement with respect to the solicitation of stockholder consents to (a) amend Article V, Section 5.2 of the Bylaws to permit the Company’s stockholders to remove the Company’s Chief Executive Officer and/or President from such office(s) and any and all other officer’s positions he or she holds by the approval of the holders of a majority of all shares of Common Stock then outstanding, (b) remove Jeffrey H. Buchalter, who was then serving as the Company’s Chief Executive Officer and President, from such positions and from any and all officer’s positions that he held with the Company, and (c) amend Article XIII of the Bylaws to require the unanimous vote of all directors in order for the Board to amend Article V, Section 5.2 or Article XIII of the Bylaws (such proposals are collectively referred to as the “DellaCamera Consent Proposals”).

On April 28, 2009, the Company filed a complaint seeking declaratory relief that the DellaCamera Consent Proposals were unlawful and invalid under Delaware law.

On May 4, 2009, the Court denied the Company’s motion for expedited proceedings in the lawsuit subject to the parties entering into a stipulation pursuant to which the DellaCamera Group would agree that if any of the DellaCamera Consent Proposals were approved by stockholders, the proposal would have no effect until its validity was determined by the Court.

On May 7, 2009, the DellaCamera Group entered into such a stipulation.

On July 23, 2009, the Company announced that the Board had created the position of non-executive Chairman of the Board and appointed Dr. Denner to such position, effectively immediately. Dr. Denner replaced Mr. Buchalter as Board Chairman. The Company also announced that the Board voted to increase the size of the Board from eight to nine directors and appointed Mr. Levy as a director to fill the newly-created vacancy. Mr. Levy was appointed as a Class I director with a term expiring at the 2012 Annual Meeting of Stockholders.

Later on July 23, 2009, the DellaCamera Group issued a press release noting the actions taken by the Company earlier that day and announcing that, as a result, it was withdrawing its consent solicitation.

On December 10, 2009, DellaCamera Master Fund submitted a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that the Company promptly take action to de-classify the Board of Directors. This proposal is included in this Proxy Statement as Proposal No. 3.

On February 18, 2010, the DellaCamera Group delivered a notice to the Company nominating two candidates to stand for election to the Board at the Annual Meeting. In its notice, the DellaCamera Group stated that it had not yet decided whether to conduct a proxy solicitation at the Annual Meeting in support of the election of its nominees, but reserved the right to do so.

On April 19, 2010, the Board voted to increase the size of the Board from eight to nine directors and appointed Drs. Deuel and Young as directors to fill a pre-existing vacancy and the newly-created vacancy on the Board.

On April 22, 2010, the Company announced that the Board had approved the submission to stockholders of amendments to the Charter and Bylaws that, if adopted at the 2010 Annual Meeting, would declassify the Board commencing with the 2010 Annual Meeting.

DIRECTORS’ NOMINATION

Process for Identifying and Evaluating Nominees. The Charter of the Governance and Nominating Committee specifies the process for nominating persons for election to the Board. The Committee will solicit nominations for new directors and screen the list of potential new directors submitted to it by other directors or any other sources and decide whether the assistance of a search firm is needed, and if so, choose the firm. After a review of board candidates and after considering the advice of the Chairman of the Board and the Chief Executive Officer, the committee will designate which candidates, if any, are to be interviewed. Candidates will be interviewed by the chairman of the Governance and Nominating Committee, the Chairman of the Board and the Chief Executive Officer and may be interviewed by other directors of the Company. After the interviews are completed, the committee will recommend to the Board which individuals it approves as nominees for membership on the Board. Current directors standing for reelection are not required to participate in an interview process.

Criteria for Board Membership. The Charter of the Governance and Nominating Committee does not set forth the specific criteria for identifying and recommending new candidates to serve as directors; however, candidates may be interviewed by the Governance and Nominating Committee to evaluate the following, among other qualifications it may deem appropriate:

•

experience as a director of another publicly-traded corporation, experience in industries or with technologies relevant to the Company, accounting or financial reporting experience, or such other professional experience that the Governance and Nominating Committee determines qualifies an individual for Board service;

•

candidates’ business judgment and temperament, ethical standards, view of the relative responsibilities of a director and management, independent thinking, articulate communication and intelligence; and

•

any other factors as the Governance and Nominating Committee deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Although the Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self-evaluation process.

Stockholder Nominees. The Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Governance and Nominating Committee, c/o the Secretary of the Company, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of Common Stock that are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. This information should be submitted not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The manner in which the committee evaluates potential directors will be the same for candidates recommended by the stockholders as for candidates recommended by others.

DIRECTORS’ COMPENSATION

2007 Outside Director Compensation Plan

In November 2006, the Compensation Committee engaged Mercer (US) Inc. (“Mercer”) to conduct a survey of directors’ compensation. The survey looked at the director compensation practices for the same Compensation Peer Group companies as was used in determining executive officer compensation and described below in further detail under “Compensation Discussion and Analysis.” The results of the survey showed that both cash and equity compensation for outside directors under the 2004 Outside Director Compensation Plan was near the 25th percentile. The Compensation Committee recommended increasing the annual retainer and meeting fees, as well as equity awards, to be targeted to the 50th percentile.

In March 2007, the Board adopted a new compensation plan for non-employee directors effective April 1, 2007. Under the 2007 Outside Director Compensation Plan, each non-employee director receives an annual grant of stock options on the first trading day of the calendar year with a Black- Scholes value of $75,000 (the “Annual Option Grant”) and an annual grant of restricted stock units settled in shares of Common Stock on the first trading day after June 30 of each calendar year with a value of $75,000 (the “Annual Restricted Stock Grant”). These grants are made under the 2001 Incentive Stock Plan. The number of options in the Annual Option Grant will be based on its Black-Scholes value and will be at an exercise price equal to the closing price of our Common Stock on the date of grant. The Annual Option Grant vests in one tranche on the first anniversary of the date of grant if the recipient director remains on our board on that date. Once vested, options granted pursuant to the Annual Option Grant expire on the 10th anniversary of the date of grant. The number of shares issued in the Annual Restricted Stock Grant will be equal to $75,000 divided by the closing price of our Common Stock on the date of grant. The shares covered by the Annual Restricted Stock Grant vest in three equal tranches on each of the first three anniversaries of the date of grant if the recipient director remains on our board on each such date. Upon the election of a new non-employee director to our Board, such newly elected director will receive a grant of stock options with a Black-Scholes value of $75,000 (the exercise price of which will be equal to the closing price of our Common Stock on the date of grant) and a grant of restricted stock units settled in shares of Common Stock with a value of $75,000 (the number of shares covered by such grant being equal to $75,000 divided by the closing price of our Common Stock on the date of grant) (the “Welcome Grant”). The options and restricted stock units included in the Welcome Grant vest in three equal tranches on each of the first three anniversaries of the date of grant, if the recipient director remains on the Board on each such date. Furthermore, for the Chairperson of our Board, if such Chairperson is not an employee of the Company, the value of the options and restricted stock units covered by the Annual Option Grant, Annual Restricted Stock Grant and Welcome Grant are twice the amounts mentioned above.

In addition, under the 2007 Outside Director Compensation Plan, each non-employee director receives an annual cash retainer of $25,000. Non-employee directors also receive an additional annual cash retainer of $18,000 for service as chair of the Finance and Audit Committee, $8,000 for service as chair of the Compensation Committee and $5,000 for service as chair of any other committee. Non-employee directors receive an additional annual cash retainer of $8,000 for service as members of the Audit and Finance Committee and an annual cash retainer of $4,000 for each other committee on which they serve but do not chair. Further, each non-employee director is entitled to a cash meeting fee of $2,000 for each meeting of our Board attended in person and $1,000 for each meeting of our Board attended by teleconference and $1,000 for each committee meeting attended.

Directors who are employees of the Company do not receive compensation for their service on our Board of Directors.

Consulting Agreement

On June 1, 2009, the Company entered into a consulting agreement with Philip Renfro, who had served as a director until May 21, 2009, pursuant to which Mr. Renfro agreed to make himself available to perform consulting services with respect to the business conducted by the Company and the Company agreed to pay to Mr. Renfro a consulting fee of $12,500 per month and to reimburse Mr. Renfro for certain expenses incurred by him in providing the consulting services. The term of the consulting agreement commenced on June 1, 2009 and terminates on May 31, 2010, unless earlier terminated either by Mr. Renfro with 30 days prior written notice or by the Company in the event of a breach by Mr. Renfro of certain covenants. The consulting agreement provides for a confidentiality covenant that runs through the term of the agreement and for five years thereafter.

Total Director Compensation

A summary of compensation paid to each of the Company’s directors during fiscal year ended December 31, 2009 is set forth below. Jeffrey H. Buchalter, who served as President, Chief Executive Officer and a director of the Company until February 22, 2010, did not receive compensation for his service on our Board of Directors.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Goran Ando, M.D.(4)	40,098	54,176	75,005	169,279
Rolf A. Classon	79,451	54,176	75,005	208,632
Alexander J. Denner (5)	36,766	15,261	15,274	67,301
John Geltosky (6)	19,753	50,002	100,029	169,784
Robert LeBuhn	79,000	54,176	75,005	208,181
Harold J. Levy(7)	—	—	—	—
Victor P. Micati	76,000	54,176	75,005	205,181
Richard C. Mulligan(5)	37,766	15,261	15,274	68,301
Phillip Renfro(6)	28,434	54,176	75,005	157,615
Robert C. Salisbury	89,000	54,176	75,005	218,181

(1)

Dollar value of stock awards and option awards shown in this table is the aggregate grant date fair value of such awards calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculations are included in Company’s audited financial statements for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(2)

As of December 31, 2009, each of the directors listed above (other than Dr. Ando, Dr. Geltosky and Mr. Renfro, who were not serving as directors at the end of 2009) held the following aggregate number of outstanding unvested shares of restricted Common Stock and restricted stock units: Mr. Classon: 10,118; Dr. Denner: 10,432; Mr. LeBuhn: 10,118; Mr. Levy: 0; Mr. Micati: 10,118; Professor Mulligan: 10,432; and Mr. Salisbury: 10,118.

(3)

As of December 31, 2009, each of the directors listed above (other than Dr. Ando, Dr. Geltosky and Mr. Renfro, who were not serving as directors at the end of 2009) held the following number of outstanding options: Mr. Classon: 139,680; Dr. Denner: 25,889; Mr. LeBuhn: 129,680; Mr. Levy: 0; Mr. Micati: 119,680; Professor Mulligan: 25,889; and Mr. Salisbury: 104,680.

(4)	Dr. Ando resigned from the Board on August 3, 2009.

(5)	Dr. Denner and Professor Mulligan were elected as directors at the 2009 Annual Meeting of Stockholders on May 21, 2009.

(6)	Dr. Geltosky and Mr. Renfro did not stand for re-election as directors at the 2009 Annual Meeting of Stockholders, and their service on the Board ended on May 21, 2009.

(7)	Mr. Levy was appointed as a director on July 23, 2009. Mr. Levy has waived all cash and equity compensation to which he is entitled in connection with his service on the Board.

In March 2009, after consideration of current market conditions and the weak performance of the Company’s stock in 2008, and the determination not to grant any equity awards to executive officers in connection with annual performance reviews at the end of fiscal year 2008, the Governance and Nominating Committee recommended, and the Board of Directors approved, an amendment to the 2007 Outside Directors Plan to provide that there shall be no Annual Restricted Stock Grant for any directors for calendar year 2009.

Directors’ Stock Ownership Program

The directors’ stock ownership program requires each of the outside directors to own and maintain shares of our Common Stock with a market value of five times their annual cash board retainer within five years after the director first joins the Board. Currently, the minimum market value requirement is $125,000, representing five times the $25,000 annual cash board retainer. The determination of whether the shares owned by a director meet the current $125,000 minimum market value requirement will be based on the higher of the highest average trading price of our Common Stock over any consecutive twenty trading days (after the director acquires the applicable shares), or the price paid for the Common Stock by the director. For the purposes of these guidelines the following will be counted in determining stock ownership: (1) shares purchased on the open market, (2) shares owned jointly with or separately by spouse and/or children, (3) shares obtained through stock option exercise, (4) restricted stock or restricted stock units, and (5) vested and “in the money” unexercised options, provided that the shares underlying such options may not exceed 50% of the requirement total. The Board may waive this requirement under certain circumstances.

CORPORATE GOVERNANCE

Director Independence

All directors other than Mr. Buchalter (who served as a director until February 22, 2010) meet the listing standards of The NASDAQ Stock Market (“NASDAQ”) for independence. The independent directors of the Board hold at least two executive sessions each year at which only the independent directors are present. In 2009, the independent directors held 10 executive sessions. Mr. Micati was the Lead Independent Director until July 2009 and, while serving in such capacity, presided at these executive sessions. In July 2009, Dr. Denner became Chairman of the Board of Directors and thereafter Dr. Denner presided at these executive sessions.

Meetings and Attendance

The Board of Directors held 22 meetings during the fiscal year ended December 31, 2009. Each director attended at least 75% of the total number of meetings held during fiscal year 2009 by the Board of Directors (in the case of Dr. Denner and Professor Mulligan, subsequent to their joining the Board in May 2009, and in the case of Mr. Levy, subsequent to his joining the Board in July 2009) and committees of the Board of Directors of which such director was a member.

Enzon does not have a policy requiring the directors to attend the annual stockholders’ meeting. However, all of the Company’s directors in office at the time of our last annual stockholders’ meeting attended that meeting, except for Dr. Geltosky and Mr. Renfro whose terms expired at the 2009 Annual Meeting of Stockholders and who did not stand for re-election. It is expected that all of our directors then in office will attend the Annual Meeting.

Board Leadership Structure

On July 23, 2009, the Board of Directors created the position of non-executive Chairman of the Board and appointed Dr. Denner to fill such position. Separating the Chairman position from the Chief Executive Officer position allows the Chief Executive Officer to focus on setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman leads the Board in its role of providing advice to, and overseeing the performance of, the Chief Executive Officer. The Board believes that while there is no single best organizational model that is the most effective in all circumstances, the stockholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an independent director or by the Chief Executive Officer (if then serving on the Board). The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities that the Company faces and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the directors and management to meet those needs. Currently, the Board believes that an independent Chairman best serves the Company’s needs.

Communications with Directors

Stockholders may communicate directly with the directors. All communications should be sent in care of the Secretary of Enzon at Enzon’s address and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for a specific non-employee director or a particular committee of the Board. If no director is specified, the communication will be forwarded to the entire Board.

Standing Committees of the Board of Directors

The Board of Directors currently has the following standing committees: Finance and Audit Committee, Compensation Committee, Governance and Nominating Committee and Executive Committee.

Finance and Audit Committee. The Finance and Audit Committee currently consists of Mr. Salisbury (Chairman) and Messrs. Classon and LeBuhn. The Finance and Audit Committee is independent as defined by NASDAQ listing standards, and Messrs. Salisbury, Classon and LeBuhn each satisfy the definition of audit committee financial expert as determined by the SEC. The primary purpose of the Finance and Audit Committee is to assist the Board of Directors in its oversight responsibilities by monitoring the integrity of the Company’s financial reporting process and financial statements, the systems of internal controls and controls over financial reporting, the compliance by the Company with legal and regulatory requirements, and the performance and independence of the Company’s independent accountants. The committee meets periodically with management to consider the adequacy of the Company’s internal controls and the financial reporting process. It also discusses these matters with the Company’s independent accountants. The committee reviews our financial statements and discusses them with management and the independent accountants before those financial statements are filed with the SEC. The Board of Directors adopted a written charter for the Finance and Audit Committee on June 7, 2000 and the Finance and Audit Committee reviewed and revised such charter on September 11, 2002, March 15, 2006 and February 25, 2009. A copy of the Charter may be found on our website at www.enzon.com. The Finance and Audit Committee held eight meetings during the fiscal year ended December 31, 2009.

Compensation Committee. The Compensation Committee currently consists of Mr. Classon (Chairman), Dr. Denner and Messrs. Levy and Micati. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The primary duties and responsibilities of the Compensation Committee are to oversee our overall compensation structure, policies and programs, and assess whether our compensation structure establishes appropriate incentives for management and employees, to administer our incentive-compensation and equity-based compensation plans, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer, and to review and recommend employment agreements and severance arrangements for senior officers, including change of control provisions, plans or agreements, among other things. The Compensation Committee may delegate any of the duties specified in its charter to a subcommittee of the Compensation Committee consisting of not less than two members of the committee.

Until February 22, 2010, Mr. Buchalter was the Company’s Chief Executive Officer. In such capacity, he conducted performance reviews of members of executive management and made recommendations to the Compensation Committee on compensation, including salary increases, bonuses and equity grants, based on his assessment of the individual’s performance as measured against that individual’s targeted performance goals. The Compensation Committee reviewed these recommendations independently and approved, with any modifications it considered appropriate, the compensation.

The Compensation Committee has the authority to retain, at the Company’s expense, such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions, including the sole authority to retain and terminate any compensation consultant and to approve the consultant’s fees and other retention terms.

The charter of the Compensation Committee may be found on our website at www.enzon.com. There were five meetings of the Compensation Committee during the fiscal year ended December 31, 2009.

Governance and Nominating Committee. The Governance and Nominating Committee currently consists of Mr. Micati (Chairman), Professor Mulligan and Messrs. Salisbury and LeBuhn. Each member of the Governance and Nominating Committee is independent as defined by NASDAQ listing standards. The committee reviews and sets corporate governance policy and is responsible for making recommendations to the Board of Directors on organization and procedures, performance evaluation of the Board of Directors and individual directors, and nomination of directors. The Governance and Nominating Committee’s Charter may be found on our website at www.enzon.com. There were five meetings of the Governance and Nominating Committee during the fiscal year ended December 31, 2009.

Executive Committee. Prior to February 20, 2010, the Executive Committee consisted of Mr. Buchalter (Chairman), Dr. Ando (whose service on the Executive Committee terminated when he resigned from the Board on August 3, 2009) and Messrs. Classon and Micati. In between meetings of the Board of Directors, the Executive Committee may exercise the authority and power of the Board to the full extent permitted under Delaware Law. The Executive Committee did not meet during the fiscal year ended December 31, 2009. In light of Mr. Buchalter’s resignation as President and Chief Executive Officer effective February 22, 2010, on February 20, 2010, the Board established a reconstituted Executive Committee consisting of Dr. Denner (Chairman), Professor Mulligan and Mr. Classon. The reconstituted Executive Committee is serving as a search committee for a new Chief Executive Officer.

The Board’s Role in Risk Oversight

Enzon, like other companies, faces a variety of risks, including strategic, operational, liquidity, credit, legal and regulatory risks. The Board oversees risk management primarily through the Finance and Audit Committee, which reviews Enzon’s policies regarding risk oversight and management. Risk oversight is a significant component in all major Board decisions and the evaluation of risk is an important element in the Board’s decision-making process. In addition, other Board committees review risks relating to their areas of oversight. For example, the Compensation Committee reviews risks relating to the Company’s compensation practices and policies.

The Company reviews risk on an ongoing basis at all levels of the corporate organization. At least annually, management reviews its risk management activities with the Finance and Audit Committee, and the Chairman of the Finance and Audit Committee provides updates to the full Board. The Board believes that its current leadership structure is conducive to the risk oversight process.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that is applicable to all of our directors, officers and employees. Any material changes made to the Code of Conduct or any waivers granted to any of our directors and executive officers will be publicly disclosed by the filing of a Current Report on Form 8-K within four business days of such material change or waiver. A copy of our Code of Conduct is available on the Corporate Governance page of our website at www.enzon.com or upon request, without charge, by contacting our Investor Relations Department by calling (908) 541-8777 or through an e-mail request to investor@enzon.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was an officer or employee of the Company during the last fiscal year, was formerly an officer of the Company, or had any relationship requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act.

During the last fiscal year, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Compensation Committee or on our Board of Directors, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Set forth below is certain information regarding the executive officers of the Company who do not serve on the Board of Directors.

Paul S. Davit, age 55, has served as the Company’s Executive Vice President, Human Resources since April 2005. Mr. Davit previously served as Enzon’s Senior Vice President, Human Resources from January 2004 to April 2005, and Vice President, Human Resources from March 2002 to January 2004. Prior to joining Enzon, Mr. Davit ran a human resources consulting practice from September 2001 to March 2002. From July 1998 to September 2001, Mr. Davit worked at Caliber Associates and he spent over 11 years with Rhône-Poulenc Rorer from October 1986 to May 1998, where he served as Vice President of Human Resources for RPR Gencell, Rhône-Poulenc Rorer’s start-up biotechnology division and as Vice President of Human Resources for the North American Pharmaceuticals division. Mr. Davit began his career as a compensation consultant with the Hay Group.

Ralph del Campo, age 58, served as the Company’s Executive Vice President, Technical Operations from April 2005 to February 22, 2010, at which time he was appointed by the Executive Committee as Chief Operating Officer and designated as the Company’s Principal Executive Officer. Mr. del Campo has over 35 years of diverse industry experience, including serving as Enzon’s Senior Vice President, Technical Operations from October 2002 to April 2005. Prior to joining Enzon, Mr. del Campo was the head of the North American operations of Elan Corporation, plc from May 2000 to September 2002. Mr. del Campo also spent over 17 years in various senior operations management positions at Bristol-Myers Squibb.

Ivan D. Horak, M.D., age 59, served as the Company’s Executive Vice President, Research and Development and Chief Scientific Officer from September 2005 to February 22, 2010, at which time he was appointed by the Executive Committee as President of Research and Development. Prior to joining Enzon, Dr. Horak was employed by Immunomedics, Inc., a biopharmaceutical company, as Executive Vice President of Research and Development from May 2002 until July 2003, and as Chief Scientific Officer from July 2003 to August 2005. Before joining Immunomedics, Dr. Horak was employed by Pharmacia as a Vice President for Clinical Oncology from November 1999 to May 2002, where he helped direct the global development of oncology compounds, including Camptosar® for metastatic colorectal cancer. From 1996 to 1999, Dr. Horak held a variety of clinical research positions at Janssen Research Foundation, a subsidiary of the Johnson & Johnson Company, including International Director for Clinical Research and Development, Oncology. Prior to joining Janssen, Dr. Horak spent nine years at the National Cancer Institute where he most recently served as a cancer expert for the Metabolism Branch. In addition to authoring over 60 scientific publications, Dr. Horak is a member of several prominent medical societies and has served on various committees for the American Association for Cancer Research and the International Union Against Cancer. He also serves on the editorial board of the prestigious journal Cancer Research. He is a fellow of the American College of Physicians. Dr. Horak received his M.D. degree from the University of Komenius, Bratislava, Czechoslovakia.

Craig A. Tooman, age 44, has served as the Company’s Executive Vice President, Finance and Chief Financial Officer since June 2005. He has more than twenty years of pharmaceutical industry experience. He served as Enzon’s Executive Vice President, Strategic Planning and Corporate Communications from January 2005 to June 2005, and he retained the duties of that position when he was promoted to his current position. Prior to joining Enzon, from 2002 to 2005, Mr. Tooman served as Senior Vice President of Strategic Planning and Corporate Communications for ILEX Oncology, a pharmaceutical company now part of Genzyme Corporation. Before joining ILEX, Mr. Tooman was employed at Pharmacia Corporation where he served as Vice President of Investor Relations. Previously, he served in a variety of management posts of increasing responsibility at Pharmacia and Upjohn Company, including assignments in finance, marketing and sales in the U.S., Europe and Japan. Mr. Tooman participated in the global merger between Pharmacia and Upjohn, designed award-winning shareholder programs for the merger of Pharmacia and Monsanto, and was responsible for the investment banking associated with the $1.1 billion merger of ILEX Oncology and Genzyme Corporation. Mr. Tooman also assisted with two secondary equity offerings exceeding $2 billion, an initial public offering, and multiple debt and equity financings. Mr. Tooman earned his Masters degree in finance from the University of Chicago. Mr. Tooman also serves as a member of the Board of Directors and chairman of the audit committee of Xanodyne Pharmaceuticals, Inc., a specialty pharmaceutical company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee determines all compensation paid or awarded to our executive officers, including the Named Executive Officers (as defined below under “Historical Compensation of our Executive Officers”). The following discussion describes the objectives of our compensation programs, including the philosophy and policies behind the programs, the elements of our compensation programs, and the impact of regulatory requirements on our compensation decisions and programs.

Objectives of Our Compensation Program

Compensation Philosophy and Policies

The philosophy of our compensation programs is to enhance the Company’s performance and stockholder value by aligning the financial interests of our senior managers with those of our stockholders, while keeping the overall compensation package competitive. The compensation package for officers includes a number of components. The combination of base salary, annual incentives and long-term incentives that we provide to our executives is designed to be competitive with those of comparable companies and to align executive performance with the interests of our stockholders. The package is designed to align individual compensation with the short-term and long-term performance of the Company and is based on the following principles:

•	Pay for the achievement of business and strategic objectives, as measured by our financial and operating performance, as well as individual strategic, management and development goals.

•	Pay competitively, with compensation set at levels that will attract and retain key employees.

•	Align the compensation of executive officers with the interests of stockholders through equity.

The Compensation Committee focuses on the long-term strategic objectives of the Company and the need to retain unique talent to achieve those objectives. In addition to reviewing the competitive landscape of the biopharmaceutical industry, the Compensation Committee carefully considers, through strategic analysis, the specific long term needs of the Company to grow stockholder value. Along those lines, the Compensation Committee continues to monitor its compensation philosophy and objectives and will make changes as appropriate to better position the Company for the future.

Compensation Consultant; Compensation Peer Group

Mercer, the outside compensation expert retained by the Compensation Committee, assists the Compensation Committee with determinations concerning compensation levels and mix for our executive officer group. As part of its engagement, Mercer analyzes data from the group of biopharmaceutical industry companies of comparable revenues, therapeutic focus and business model, including a selected subset of companies that are included in the NASDAQ Biotechnology Index. This group, which we will refer to as the “Compensation Peer Group” in this Compensation Discussion and Analysis, is intended to represent a group of companies against which we believe we compete for talent and stockholder investment. The Compensation Peer Group is periodically reviewed and updated by the Compensation Committee. Additionally, Mercer has reviewed and concurred with the selection of companies included in the Compensation Peer Group. In 2009, the Compensation Peer Group consisted of the following companies: Alkermes, Inc., Celgene Corporation, Cephalon, Inc., Genta Incorporated, Human Genome Sciences, Inc., Ligand Pharmaceuticals Incorporated, Medarex, Inc., Nektar Therapeutics, Neurocrine Biosciences, Inc., OSI Pharmaceuticals, Inc., PDL BioPharma, Inc., Sepracor Inc., Telik, Inc. and Vertex Pharmaceuticals Incorporated. For comparison purposes, the Company’s annual revenues ranked between the 50th and 60th percentile of companies comprising the Compensation Peer Group (based on 2008 revenues). The committee generally sets target compensation for the Company’s executive officers between the 50th and 75th percentiles of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. The Committee believes that the range between the 50th and 75th percentiles provides competitive overall compensation targets to attract and retain experienced executive talent, drive their performance and reward the achievement of challenging goals.

With the sale of the Company’s specialty pharmaceutical business in January 2010 to affiliates of the sigma-tau group (“Sigma-Tau”) and the reorganization of the Company around a biotechnology business model, the Compensation Peer Group is being reevaluated for a more appropriate mix of companies related to market capitalization, platform technologies and pipeline status.

Components of the Compensation Package

The compensation package for each of the Named Executive Officers as well as other officers who are members of our executive staff consists of four elements:

•	base salary;

•	annual performance-based incentive;

•	stock incentive programs; and

•	various other benefits.

In addition, our executive officers may have entered into employment agreements with us, and may be entitled to receive change of control and severance payments, or to participate in our executive deferred compensation plan. More specific information on each of these elements follows.

There is no pre-established policy or target, except where specified in an employment agreement, for the allocation between either cash or non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee determines, and at its discretion, in consultation with Mercer, the appropriate level and mix of incentive compensation.

The elements of the compensation package are determined and allocated with consideration of comparisons to the Compensation Peer Group. Each element of the compensation package and the allocation of such elements are proposed by management and reviewed and approved by the Compensation Committee, and, at the discretion of the Compensation Committee, in consultation with Mercer.

Base Salary

The Compensation Committee aims to set base salaries at levels that are competitive with those paid to senior executives at companies included in the Compensation Peer Group. The Compensation Committee believes that this will allow the Company to attract and retain the executive talent required to lead the Company, since we compete with a large number of companies in the biopharmaceutical industry, including large pharmaceutical companies, for executive talent. Salaries are reviewed annually and in connection with promotions. The Compensation Peer Group is considered in making salary determinations to align our pay practices with other companies in the pharmaceutical and biotechnology industries. Individual job performance is also considered in setting salaries. During 2009, our Chief Executive Officer conducted performance reviews of members of executive management and made recommendations to the Compensation Committee on salary, including salary increases, based on his judgment of the individual’s performance, using the following criteria for evaluation: attainment of job accountabilities and functional goals, leadership qualities, strategic contribution and adoption of the Company’s corporate values that focus on five key operating principles—people, passion, performance, pride, and a steadfast commitment to delivering on promises. The Compensation Committee reviewed these recommendations independently and approved the annual salary and salary increases, with any modifications it considered appropriate based on its own interaction with executive management and review of accomplishments. See the discussion in the Corporate Governance section above regarding the Compensation Committee for additional disclosure concerning our Chief Executive Officer’s role in compensation decisions.

The Compensation Committee reviewed base salaries at the end of the fiscal years ended December 31, 2008 and 2009 and determined not to increase any executive officer salaries for 2009 or 2010. This determination was based on Compensation Peer Group market data reviewed by

Mercer and the determination that current base salary levels remained competitive. For additional information regarding the base salaries in fiscal year 2009, see the Summary Compensation Table below. The base salaries for the Named Executive Officers, effective January 1, 2010, are as set forth below (other than for Mr. Buchalter, who resigned from the Company effective February 22, 2010). The titles for each Named Executive Officer are as of January 1, 2010.

Name and Title of Executive Officer	2009 Base Salary	Salary Increase (%)	Base Salary Effective January 1, 2010
Craig A. Tooman, Executive Vice President, Finance and Chief Financial Officer	$505,000	0%	$505,000
Ivan D. Horak, M.D., Executive Vice President, Research and Development and Chief Scientific Officer	$533,663	0%	$533,663
Ralph del Campo, Executive Vice President, Technical Operations	$412,885	0%	$412,885
Paul S. Davit, Executive Vice President, Human Resources	$349,830	0%	$349,830

Annual Performance-Based Incentive Compensation

The Company maintains an incentive program that provides an opportunity for officers and employees to earn a cash incentive based upon the Company’s performance and their individual performance. The incentive potential is stated as a percentage of the officer’s or employee’s base salary and varies by position, and for those officers with employment agreements will be at least equal to the percentage required by such employment agreements. Corporate goals are discussed and agreed to by the Board of Directors prior to the beginning of a new fiscal year. Individual goals for employees and Named Executive Officers are established in alignment with these overall corporate goals. In addition, the Named Executive Officers have specific functional goals set at the start of the fiscal year and based on business criteria. Actual incentives are calculated at the end of the fiscal year based on goal performance and overall corporate performance.

All executive management had the same corporate goals for the period covered by this report. The corporate goals were based on annual product revenues, operational project milestones and pipeline development. These targets were developed to be consistent with, and promote the achievement of, the objectives of the Company’s long-term strategic plan and the Company’s focus on developing a platform for long-term sustainable growth. Achievement of these goals is part of the total consideration for management’s cash incentive for 2009. The 2009 stated corporate goals included maintaining relative stability of revenues in the products and contract manufacturing segments, advancing two R&D programs into further clinical trials, advancing our next-generation Oncaspar and Adagen programs, continued improvement in the Company’s capital structure, continued improvement in gross margins, identification of additional G&A efficiencies. Beyond the specific 2009 corporate goals, the Company has ongoing strategic goals that are in-line with the long-term strategic plan, including identification of value-enhancing opportunities. In 2009, the Company had a 3% increase in product segment revenues. The Company’s PEGylated SN38 product candidate progressed through Phase I studies and advanced into Phase II. In 2009, the Company filed an Investigational New Drug application for its next-generation Adagen program. The Company was also successful in transferring the improved manufacturing technology for its next-generation Oncaspar and Adagen and the pivotal clinical study for Oncaspar is well underway. The Company improved its capital structure with the purchase of $20.5 million of its outstanding convertible debt in 2009. The Company also made improvements in its financials by the improvement in its gross margin due to the consolidation of its manufacturing facilities and efficiencies in its overall expense structure primarily in general and administrative.

Individual goals and weightings for each participant varied, depending on the participant’s position and areas of responsibility and the participant’s effect on the Company’s performance. As with base salary, the evaluation considered the individual’s performance using the following criteria for evaluation: attainment of job accountabilities and functional goals, leadership qualities, strategic contribution and adoption of the Company’s key operating principles. Targets were developed with the expectation that their achievement would be attainable but ambitious. Thus, there is meaningful risk that targets will not be achieved and payments will not be made at all or will be made at less than 100%. This uncertainty ensures that any payments under this program are truly performance-based. Achievement of the individual goals is reviewed in consideration of management’s cash incentive for 2009.

The 2009 individual performance goals for the Named Executive Officers were as follows:

Name and Title of Executive Officer	2009 Performance Goals		2009 Achievements

Jeffrey H. Buchalter President and Chief Executive Officer	• • •	Achievement of 2009 corporate goals Achievement of strategic goals Achievement of individual functional goals by the other Executive Officers as specified below in this table	• • •

Sale of specialty pharmaceutical business (which
sale closed in January 2010)
Commencement of two Phase II studies for PEG-
SN38 and Phase I study for Survivin Antagonist
Delay in completion of next-generation Oncaspar
pivotal study and delay in commencement of
HIF-1 alpha Antagonist Phase II study

Craig A. Tooman Executive Vice President, Finance and Chief Financial Officer	• • • •	Continue to improve capital structure Lead team to identify additional G&A efficiencies Maintain good financial controls Successfully implement new ERP system	• • • •

Repurchase of $20.5 million in convertible notes
at discount to par
Decrease in G&A expenses by $2.7 million or
7% from 2008
Maintained good financial controls
Successfully implemented new ERP system on
budget

Ivan D. Horak, M.D. Executive Vice President, Research and Development and Chief Scientific Officer	• • • •

Advance two clinical programs into Phase II studies
Execution of Survivin Phase I study
File IND for next-generation Adagen program
Identify an additional preclinical candidate for IND
enabling studies

• • • •

Commencement of two Phase II studies for PEG-
SN38 and Phase I study for Survivin Antagonist
Delay in completion of next-generation Oncaspar
pivotal study and delay in commencement of
HIF-1 alpha Antagonist Phase II study
Filed IND for next-generation Adagen program
Identified next LNA compound for IND enabling
studies

Ralph del Campo Executive Vice President, Technical Operations	• • •	Maintain good compliance profile at Indianapolis facility Continued improvement in cost of goods Maintain CMO revenues	• • •

Successful regulatory inspections and overall
compliance record at Indianapolis facility
Significant reduction in COGS through
consolidation and yield improvements
CMO revenues decreased from loss of
significant customer

Paul S. Davit Executive Vice President, Human Resources	• • • •	Improve HR efficiencies and effectiveness Improve employee engagement Management continuity planning Career development	• • • • •

Lowered healthcare costs for significant savings
to company without reducing employee benefits
Improved organizational efficiencies through
headcount reduction
Facilitated reorganization of sales, marketing and
medical affairs teams to increase operational
efficiencies
Implemented on-line training curriculum for
technical operations
Refined field sales performance management
process

For 2009, our Chief Executive Officer reviewed the performance goal achievement of members of executive management and made recommendations to the Compensation Committee on annual incentive payouts based on attainment of the agreed upon goals. The Compensation Committee reviewed those recommendations and, with any modifications it considered appropriate, determined and approved the annual incentive payouts. The Compensation Committee independently reviewed and recommended the annual incentive payout and compensation for the Chief Executive Officer to the entire Board of Directors for approval.

The Compensation Committee calculated performance incentives following the fiscal year ended December 31, 2009, and the Company paid those performance incentives as set forth below in January 2010, provided that one-half of the performance incentives were paid in the form of restricted stock units having a one year vesting period.

Name and Title of Executive Officer	Target Cash Bonus (as % of base salary)	Cash Bonus Range (as % of base salary)	Actual Cash Bonus Award ($)	Actual Cash Bonus Award (as a % of base salary)	Actual Equity Bonus Award ($)	Actual Total Bonus Award (as a % of base salary)
Jeffrey H. Buchalter President and Chief Executive Officer	100%	0–200%	375,000	43.9%	375,000	87.7%
Craig A. Tooman Executive Vice President, Finance and Chief Financial Officer	60%	0–120%	137,500	27.2%	137,500	54.5%
Ivan D. Horak, M.D. Executive Vice President, Research and Development and Chief Scientific Officer	60%	0–120%	162,500	30.5%	162,500	60.9%
Ralph del Campo Executive Vice President, Technical Operations	60%	0–100%	125,000	30.3%	125,000	60.6%
Paul S. Davit Executive Vice President, Human Resources	50%	0–100%	75,000	21.4%	75,000	42.9%

For 2010, the Company goals upon which 2010 cash incentive awards will be based include:

•	achieving a key milestone in the Phase II clinical program for PEG-SN38;

•	attaining proof of principle for the Company’s HIF-1 alpha and Survivin Antagonists;

•	filing an Investigational New Drug Application for the Company’s Androgen Receptor Antagonist;

•	attain proof of principle for the PEGylation of a small molecule compound;

•	executing a value-added partnership or strategic alliance;

•	execution of transition services to Sigma-Tau with respect to Oncaspar and Adagen programs;

•	continued improvements in capital structure, financial controls, and G&A efficiencies;

•	complete the evaluation of, and potential execution of, the sale of PEGINTRON royalties;

•	restructuring for effective alignment and focus as a biotechnology organization; and

•	develop a culture of inclusion, participatory work environment and rewards based on performance.

The 2010 individual performance goals for the Named Executive Officers are as follows. The titles for each Named Executive Officer are as of February 22, 2010:

Name and Title of Executive Officer	2010 Performance Goals

Ralph del Campo Chief Operating Officer	•	Achievement of 2010 corporate goals
	•	Achievement of individual functional goals by the other Executive Officers as specified below in this table

Craig A. Tooman Executive Vice President, Finance and Chief Financial Officer	•	Complete the evaluation and potential sale of PEGINTRON royalties
	•	Continued improvements in capital structure
	•	Continue to maintain good financial controls
	•	Identify additional G&A efficiencies

Name and Title of Executive Officer	2010 Performance Goals

Ivan D. Horak, M.D. President of Research and Development	•	Achieving a key milestone in the Phase II clinical program for PEG-SN38
	•	Attaining proof of principle for the Company’s HIF-1 alpha and Survivin Antagonists
	•	Filing an Investigational New Drug Application for the Company Androgen Receptor Antagonist
	•	Attain proof of principle for the PEGylation of a small molecule compound
	•	Execution of publications and presentations plan

Paul S. Davit Executive Vice President, Human Resources	•	Restructure for effective alignment and focus as a biotechnology organization
	•	Establish a culture of inclusion, participatory work environment and rewards based on performance
	•	Consolidate Research & Development personnel into Piscataway facility
	•	Maintain continued compliance with policies, regulations and Code of Conduct

Stock Incentive Programs

The Compensation Committee believes that stock incentive programs directly link the amounts earned by officers with the amount of appreciation realized by our stockholders. Equity-based awards also serve as a critical retention incentive. Stock incentive programs have always been viewed as a major means to attract and retain highly qualified executives and key personnel and have always been a major component of the compensation package, consistent with practices throughout the pharmaceutical and biotechnology industries. Our stock incentive programs are structured to encourage key employees to continue in our employ and motivate performance that will meet the long-term expectations of stockholders. In determining the size of any option or restricted stock or restricted stock unit award, the Compensation Committee considers the individual’s position, past performance and potential, the desired retention incentive, and market practices and levels.

The Compensation Committee generally considers and makes grants of equity-based awards to executive officers once a year coinciding with annual performance reviews. Equity-based awards may also be granted at other times during the year in connection with promotions or for new hires or as special performance awards. Equity-based awards to members of executive management are made under our 2001 Incentive Stock Plan. Options are granted with the exercise price equal to the last reported sale price of our Common Stock on the date of grant and expire ten years after the date of the grant. Vesting on most equity-based awards occurs over a three to four year period, which is designed to encourage retention. The amount and combination of equity grants, as well as the vesting period, is determined by the Compensation Committee with the intention of providing performance incentive and retention.

Other Benefits

Executive officers participate in the Company’s Employee Stock Purchase Plan. The Compensation Committee believes that all employees should have the opportunity to acquire or increase their holdings of our Common Stock. Under our 2007 Employee Stock Purchase Plan, all eligible employees, including executive officers, who choose to participate in the 2007 Employee Stock Purchase Plan have deductions made by us from their compensation to purchase our Common Stock semi-annually on March 31 and September 30 of each year, at a purchase price equal to 85%

of the reported last sale price of our Common Stock on either the first or last day of each six-month offering period, whichever is less.

Executive officers participate in the Company’s 401(k) savings plan, a tax-qualified defined contribution plan for the benefit of all of our employees, including our executive officers. The 401(k) savings plan provides for a discretionary matching contribution.

Executive officers also participate in the Company’s Executive Deferred Compensation Plan that provides a select group of our management or highly compensated employees with the opportunity to defer the receipt of certain compensation. The material terms of this plan are described below under “Executive Deferred Compensation Plan.”

Executive officers participate in various medical, dental, life, disability and benefit programs that are generally made available to all employees. Certain of our executive officers also receive reimbursement for (1) tax and financial planning services, (2) life and disability insurance premiums, and/or (3) home security systems. It has been the Company’s practice to make additional payments to executive officers to make them whole with respect to taxes incurred in connection with such reimbursements. However, in February 2009, the Compensation Committee established a policy providing that the Company shall not make any such additional payments to executive officers to make them whole with respect to taxes incurred in connection with any perquisites.

The Company maintains a limited membership in a chartered flight lease program. A chartered flight can provide for more efficient and productive use of executives’ time as compared to commercial flights. The Company’s policy provided for independent director review and approval of the business purpose for certain chartered flights. The Company’s policy also allowed family members to accompany our executive officers on business flights, provided, that the value of family member usage is reported according to Internal Revenue Service rules. The Company terminated this program in 2010.

The Company had maintained a leased automobile for use by executive officers. Additionally, the Company had employed a security associate who also served as a driver for executive officers primarily for the purpose of ensuring personal security. These benefits were ended in 2009.

Executive Officer Employment and Separation Agreements

Jeffrey H. Buchalter

In December 2004, we entered into an employment agreement with Jeffrey H. Buchalter, the Chairman of the Board of Directors, pursuant to which Mr. Buchalter served as our Chairman, President and Chief Executive Officer.

The agreement, as amended, provides for a base salary, which during 2009 was $855,000 per year, subject to increase, and that Mr. Buchalter was eligible to receive an annual performance-based cash bonus in an amount between zero and 200% of his base salary, based on individual and/or corporate factors established and determined by the Board of Directors as described above under “Annual Performance-Based Incentive Compensation.” The annual target bonus required by Mr. Buchalter’s employment agreement was equal to 100% of his base salary.

In the event Mr. Buchalter’s employment is terminated without cause (as defined in Mr. Buchalter’s employment agreement) or for good reason (as defined in Mr. Buchalter’s employment agreement), Mr. Buchalter will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a lump sum cash payment equal to four times his annual base salary, and (iii) a pro rata portion of his target bonus for the period worked during the fiscal year in which the termination occurs. In addition, Mr. Buchalter will be entitled to reimbursement for any health benefits and life and disability insurance coverage available to him and his family members for a period of up to four years commencing on the date of termination, all equity awards granted to Mr. Buchalter that have not vested at the time of termination will vest immediately upon termination, and Mr. Buchalter will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination.

Mr. Buchalter’s employment agreement provides that (i) during the period ending January 31, 2010, Mr. Buchalter will not be entitled to terminate his employment for good reason by virtue of his having been removed from the position of Chairman of the Board in July 2009 and (ii) during the period commencing February 1, 2010 and ending on July 31, 2010, Mr. Buchalter’s right to terminate his employment for good reason by virtue of his having been removed as Chairman of the Board shall be reinstated. During the period described in clause (ii) of the foregoing sentence, any resignation or termination of Mr. Buchalter’s employment that is initiated by Mr. Buchalter will be deemed to be a termination for good reason. Effective February 22, 2010, Mr. Buchalter terminated his employment with the Company for good reason.

If any payments or compensation received by Mr. Buchalter in connection with a change of control are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Buchalter will be entitled to receive additional payments to make him whole with respect to such excise taxes.

Mr. Buchalter’s employment agreement requires him to maintain the confidentiality of proprietary information during the term of his agreement and thereafter. Mr. Buchalter is subject to a non-competition covenant during the term of his employment agreement and for two years after his employment is terminated (one year if the termination occurs pursuant to a notice of nonrenewal).

The agreement stipulates that the Company will reimburse Mr. Buchalter for (i) his reasonable attorneys’ fees incurred in connection with any dispute arising from the employment agreement in which Mr. Buchalter proceeds in good faith and (ii) for his reasonable attorneys’ fees incurred in connection with the preparation, negotiation and execution of the July 2009 amendment to the agreement.

Resignation of Mr. Buchalter

On February 19, 2010, Jeffrey Buchalter resigned as President and Chief Executive Officer and as a director of the Company, effective as of February 22, 2010. In light of Mr. Buchalter’s resignation, on February 20, 2010, the Board of Directors created an Executive Committee, comprised of Dr. Denner, Professor Mulligan and Mr. Classon, to serve as a search committee for a new Chief Executive Officer. On February 22, 2010, the Executive Committee appointed Mr. del Campo, previously the Company’s Executive Vice President, Technical Operations, as the Company’s Chief Operating Officer and designated him as Principal Executive Officer, and appointed Dr. Horak, previously the Company’s Executive Vice President, Research and Development and Chief Scientific Officer, as the Company’s President of Research and Development.

While final settlement terms remain under negotiation, Mr. Buchalter may receive severance payments including certain insurance benefits of up to $3.8 million. In addition, approximately 281,000 stock options, 67,000 shares of restricted stock and 225,000 restricted stock units are subject to accelerated vesting as of his date of resignation, subject to certain conditions.

Craig A. Tooman

In June 2008, we entered into an amended and restated employment agreement with Craig A. Tooman, pursuant to which Mr. Tooman retained his position of Executive Vice President, Finance and Chief Financial Officer and was further appointed to serve as the senior executive overseeing the human resources and information technology functions. The employment agreement, as amended, will be effective until June 18, 2011, subject to automatic renewal for an additional twenty-four months unless either party provides written notice of non-renewal to the other party no later than 90 days prior to June 18, 2011.

The amended and restated agreement provides for a base salary, which is currently $505,000 per year, subject to increase, and Mr. Tooman will be eligible to receive an annual performance-based cash bonus in an amount between zero and 120% of base salary, with an annual target bonus of

60% of base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year and described above under “Annual Performance-Based Incentive Compensation.”

In the event Mr. Tooman’s employment is terminated without cause (as defined in Mr. Tooman’s employment agreement) or for good reason (as defined in Mr. Tooman’s employment agreement), Mr. Tooman will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to one year of his base salary, (iii) a cash payment equal to the target bonus which would have been payable for the fiscal year which commences immediately following the date of his termination and (iv) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, Mr. Tooman will be entitled to reimbursement for any medical and dental coverage available to him and his family members for a period of up to 18 months commencing on the date of termination, all options and shares of restricted stock initially granted by the Company to Mr. Tooman pursuant to his original January 2005 employment agreement and the June 2005 amendment thereof that have not vested at the time of termination will vest immediately upon termination, and Mr. Tooman will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination.

If we experience a change of control (as defined in Mr. Tooman’s employment agreement) and Mr. Tooman’s employment is terminated without cause or for good reason within the period commencing 90 days before such change in control and ending one year after the change of control, Mr. Tooman will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to two times the sum of his base salary and target bonus for the fiscal year in which the termination occurs and (iii) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, Mr. Tooman will be entitled to reimbursement for any medical and dental coverage available to him and his family members for a period of up to 36 months commencing on the date of termination, and Mr. Tooman will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. Further, upon a change of control any of Mr. Tooman’s options to purchase Common Stock and shares of restricted Common Stock and restricted stock units that have been granted to him, but not yet vested, prior to the effective date of the change of control shall vest at such time.

If any payments or compensation received by Mr. Tooman in connection with a change of control are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Tooman will be entitled to receive additional payments to make him whole with respect to such excise taxes.

Mr. Tooman’s employment agreement requires him to maintain the confidentiality of our proprietary information during the term of his agreement and thereafter. Mr. Tooman is precluded from competing with us during the term of his employment agreement and for one year after his employment is terminated.

Ivan D. Horak, M.D.

In September 2005, we entered into an employment agreement with Ivan D. Horak, pursuant to which Dr. Horak was appointed our Executive Vice President, Research and Development and Chief Scientific Officer. The employment agreement will be effective until September 2, 2009, subject to automatic renewal for an additional twenty-four months unless either party provides written notice of non-renewal to the other party no later than 90 days prior to September 2, 2009. As noted above, on February 22, 2010, Dr. Horak was appointed by the Executive Committee to serve as the Company’s President of Research and Development. The terms of Dr. Horak’s employment agreement have not been modified in connection with that appointment.

The agreement provides for a base salary, which is currently $533,663 per year, subject to increase, and Dr. Horak will be eligible to receive an annual performance-based cash bonus in an amount between zero and 120% of base salary, based on individual and/or corporate factors to be established and determined by the Board of Directors each year and described above under “Annual Performance-Based Incentive Compensation.” The Compensation Committee has set Dr. Horak’s annual target bonus at 60% of his base salary.

In the event Dr. Horak’s employment is terminated without cause (as defined in Dr. Horak’s employment agreement) or for good reason (as defined in the employment agreement), Dr. Horak will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to one year of his base salary, (iii) a cash payment equal to the target bonus which would have been payable for the fiscal year which commences immediately following the date of his termination and (iv) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, Dr. Horak will be entitled to reimbursement for any medical and dental coverage available to him and his family members for a period of up to 18 months commencing on the date of termination, all options and shares of restricted stock initially granted by the Company to Dr. Horak under the employment agreement that have not vested at the time of termination will vest immediately upon termination, and Dr. Horak will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination.

If we experience a change of control (as defined in Dr. Horak’s employment agreement) and Dr. Horak’s employment is terminated without cause or for good reason within the period commencing 90 days before such change in control and ending one year after the change of control, Dr. Horak will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination plus any earned bonus relating to the preceding fiscal year that remains unpaid on the date of termination, (ii) a cash payment equal to two times the sum of his base salary and target bonus for the fiscal year in which the termination occurs and (iii) a cash payment equal to a pro rata portion of his target bonus for the fiscal year during which the termination occurs. In addition, Dr. Horak will be entitled to reimbursement for any medical and dental coverage available to him and his family members who were covered by our group health plan at the time of his termination for a period of up to 24 months commencing on the date of termination, and Dr. Horak will continue to be entitled to any deferred compensation and any other unpaid amounts and benefits earned and vested prior to or as a result of his termination. Further, upon a change of control any of Dr. Horak’s options to purchase Common Stock and shares of restricted Common Stock and restricted stock units that have been granted to him, but not yet vested, prior to the effective date of the change of control shall vest at such time.

Dr. Horak’s employment agreement requires him to maintain the confidentiality of our proprietary information during the term of his agreement and thereafter. Dr. Horak is precluded from competing with us during the term of his employment agreement and for one year after his employment is terminated.

Ralph del Campo

In May 2004, we entered into an amended and restated severance agreement with Mr. del Campo, the initial term of which expired on December 31, 2004, with an automatic renewal for an additional twelve months in January of each year, unless the Company provides notice of non-renewal by September 30 of the preceding year. Notwithstanding such notice by the Company not to extend, in the event that there occurs, during the term, a change in control (as defined in Mr. del Campo’s amended and restated severance agreement), the agreement shall then continue in effect for a period of twelve months beyond the date of such change of control. The severance agreement was further amended in November 2007. As noted above, on February 22, 2010, Mr. del Campo was appointed by the Executive Committee to serve as the Company’s Chief Operating Officer and was designated the Company’s Principal Executive Officer. The terms of Mr. del Campo’s severance agreement have not been modified in connection with that appointment and designation.

Under the amended agreement, if we experience a change of control and Mr. del Campo’s employment is terminated without cause (as defined in Mr. del Campo’s amended and restated severance agreement, as amended) or for good reason (as defined in Mr. del Campo’s amended and restated severance agreement, as amended) within the period commencing 90 days before such change of control and ending one year after the change of control, Mr. del Campo will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination, (ii) a cash payment equal to a pro rated portion of the target bonus which would be payable for the fiscal year during which such termination occurs, (iii) a cash payment equal to two times the sum of his annual base salary and the target bonus which would be payable for the fiscal year in which such termination occurs, (iv) reimbursement for any medical and dental coverage available to Mr. del Campo and any family member for a period of up to 18 months commencing on the date of termination, (v) all options to acquire shares of Company Common Stock shall fully vest prior to the effective date of the change in control, and any options not exercised prior to the effective date of the change in control shall terminate as of the effective date, and (vi) all shares of restricted stock and/or restricted stock units will fully vest.

Paul S. Davit

In May 2004, we entered into an amended and restated severance agreement with Mr. Davit, the initial term of which expired on December 31, 2004, with an automatic renewal for an additional twelve months in January of each year, unless the Company provides notice of non-renewal by September 30 of the preceding year. Notwithstanding such notice by the Company not to extend, in the event that there occurs, during the term, a change in control (as defined in Mr. Davit’s amended and restated severance agreement), the agreement shall then continue in effect for a period of twelve months beyond the date of such change of control. The severance agreement was further amended in November 2007.

Under the amended agreement, if we experience a change of control and Mr. Davit’s employment is terminated without cause (as defined in Mr. Davit’s amended and restated severance agreement, as amended) or for good reason (as defined in Mr. Davit’s amended and restated severance agreement, as amended) within the period commencing 90 days before such change of control and ending one year after the change of control, Mr. Davit will be entitled to receive: (i) a cash payment equal to any unpaid base salary through the date of termination, (ii) a cash payment equal to a pro rated portion of the target bonus which would be payable for the fiscal year during which such termination occurs, (iii) a cash payment equal to two times the sum of his annual base salary and the target bonus which would be payable for the fiscal year in which such termination occurs, (iv) reimbursement for any medical and dental coverage available to Mr. Davit and any family members for a period of up to 18 months commencing on the date of termination, (v) all options to acquire shares of Company Common Stock shall fully vest prior to the effective date of the change in control, and any options not exercised prior to the effective date of the change in control shall terminate as of the effective date, and (vi) all shares of restricted stock and/or restricted stock units will fully vest.

Executive Deferred Compensation Plan

The Company’s Executive Deferred Compensation Plan provides a select group of our management or highly compensated employees with the opportunity to defer the receipt of certain compensation. To attract and retain key talent, the Company needs to provide programs that are competitive within our industry. By allowing tax-deferred income growth, executives are incentivized to remain with the Company long-term, providing more stability to management. The plan is administered in a manner that complies with Section 409A of the Internal Revenue Code.

The Company’s obligation for compensation deferred under the plan are that of an unfunded and unsecured promise to pay money in the future to participating eligible employees in accordance with the terms of the plan from the general assets of the Company, and those obligations rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

Each participant may elect to defer under the plan all or a portion of his or her base salary and/or annual cash or equity incentive compensation that may otherwise be payable or that may otherwise vest in a calendar year. In addition, the committee administering the plan may, in its sole discretion, award non-elective deferred compensation to a participant. Any credit of non-elective deferred compensation will vest in accordance with the schedule determined by the committee and be distributed in a manner consistent with the election last made by the particular participant.

A participant’s compensation deferrals are credited to the participant’s account maintained under the Plan. Each participant allocates his or her account among the deemed investment options available under the plan from time to time. Amounts credited to participants’ accounts for each year are adjusted for earnings or losses based on the deemed investment options elected by the participant. We are not obligated to actually invest any deferred amounts in those investment options. Each participant’s account is credited on a daily basis with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option. Participants can currently choose from a list of 11 deemed investment options of various asset classes which are administered by an outside registered broker. All deemed investment options, such as money market, bond, stock or other mutual funds, are at market interest rates.

A participant’s account will be credited with an excess 401(k) matching credit. The matching credit is 50% of the value of the matchable annual deferral for the Plan year where the matchable annual deferral is that portion of a participant’s deferral amount for each plan year which is less than or equal to: (i) 6% of total base salary plus annual incentive compensation for a plan year, minus (ii) the amount contributed by the participant to the Company’s 401(k) Savings and Investment Plan for which the participant received an employer matching contribution under that 401(k) Plan. The matchable annual deferral for a plan year shall be zero if the participant does not make the maximum deferral eligible for a matching contribution under that 401(k) Plan for the plan year. A participant’s right to receive the matching credit vests over a five year period.

Each participant may generally elect the time and manner of payment of the deferred compensation. At the election of the participant, payment of the deferred compensation may be made in a lump sum or in annual installments. The time for payment elected by the participant must be a specific date selected at the time of election or the date of the participant’s separation from service. In the event of a change in control of the Company as defined under the plan, payments will be made in the form of a lump sum.

The deferred compensation is not subject to redemption, in whole or in part, prior to the individual payment dates selected by the participants, except that participants may withdraw all or a portion of the value of their plan accounts under certain specified circumstances and certain mandatory lump sum distributions may be made. We reserve the right to amend or terminate the plan at any time, provided that, except as otherwise provided in the plan, no amendment can decrease the benefits to a participant on compensation deferred prior to the date of the amendment without the consent of the participant.

Share Ownership Guidelines for Senior Management

The Board of Directors approved share ownership guidelines for our senior management. These guidelines are applicable to our Chief Executive Officer, executive officers and other Vice President level employees. Under the share ownership guidelines, members of senior management are encouraged to acquire and maintain share holdings in our Common Stock in amounts expressed as a multiple of base salary. The guidelines provide for a four-year window within which the share ownership level is to be achieved. These ownership guidelines are designed to further align executive ownership, long- term strategic thinking and compensation programs to our performance and the interests of our stockholders.

The following multiples of base salary apply:

•	three times base salary for the Chief Executive Officer;

•	two times base salary for other executive officers and Vice President level employees.

The following will be counted in determining share ownership:

•	shares purchased on the open market;

•	shares owned jointly with or separately by spouse and/or children;

•	shares held by the individual in the Company’s 401(k) plan;

•	shares obtained through stock option exercise;

•	restricted stock or restricted stock units;

•	vested and “in the money” unexercised options, provided that these shares may not exceed 50% of the requirement total; and

•	shares purchased pursuant to the Company’s 2007 Employee Stock Purchase Plan or other employee purchase plans.

Impact of Tax and Accounting Treatment on Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

The Company seeks to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code limits the deductibility for federal income taxes of compensation in excess of $1 million paid to a publicly held company’s chief executive officer and any of the other four highest-paid executive officers, except for “performance-based compensation.” The Compensation Committee is aware of this limitation and considers the effects of Section 162(m) when making compensation decisions.

Conclusion

We believe our compensation policies and practices have attracted the best talent available, maintains their connection to the Company and aligns their long-term interests with our stockholders.

Historical Compensation of our Executive Officers

The following tables and descriptive materials set forth compensation information earned for services rendered to the Company by the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers for fiscal year 2009 who were serving as executive officers at the end of fiscal year 2009. We refer to these persons collectively as our “Named Executive Officers”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Jeffrey H. Buchalter	2009	855,000	1,590,642	1,156,517	375,000	98,267	4,075,427
President and Chief	2008	853,271	1,568,436	1,176,603	1,111,500	178,974	4,888,784
Executive Officer(1)	2007	773,558	974,657	2,136,283	1,162,500	208,495	5,255,493
Craig A. Tooman	2009	505,000	432,041	505,128	137,500	38,055	1,617,725
Executive Vice President,	2008	501,286	424,558	510,051	400,000	92,992	1,928,887
Finance and Chief Financial Officer	2007	439,231	258,195	498,183	425,000	125,873	1,746,482
Ivan D. Horak, M.D.	2009	533,663	430,437	641,589	162,500	34,028	1,802,218
Executive Vice President	2008	532,857	422,954	700,866	320,000	38,872	2,015,549
Research and Development and Chief Scientific Officer(2)	2007	498,293	256,589	688,998	350,000	26,235	1,820,115

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Ralph del Campo	2009	412,885	346,655	457,544	125,000	37,828	1,379,912
Executive Vice President,	2008	412,263	395,778	462,467	320,000	33,184	1,623,692
Technical Operations(3)	2007	385,522	248,705	450,599	250,000	19,588	1,354,414
Paul S. Davit	2009	349,830	119,139	241,775	75,000	17,730	803,474
Executive Vice President,	2008	349,520	174,385	246,698	140,000	18,942	929,545
Human Resources	2007	336,156	164,000	242,742	140,000	15,618	898,516

(1)	Mr. Buchalter resigned from his position as President and Chief Executive Officer and a director of the Company effective February 22, 2010.

(2)	Dr. Horak was appointed as President of Research and Development of the Company effective February 22, 2010.

(3)	Mr. del Campo was appointed as Chief Operating Officer and Principal Executive Officer of the Company effective February 22, 2010.

(4)

Dollar value of stock awards and option awards shown in this table is the aggregate grant date fair value of such awards calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculations are included in the Company’s audited financial statements for the year ended December 31, 2009.

(5)	Includes cash bonus payments.

(6)	All Other Compensation for the years ended December 31, 2009, 2008 and 2007 includes:

For Mr. Buchalter, matching contribution to executive deferred compensation plan of $53,474, $53,573 and $46,957 for 2009, 2008 and 2007, respectively, matching contribution to 401(k) plan of $7,350, $6,900 and $6,750 for 2009, 2008 and 2007, respectively, tax preparation and financial planning fees of $10,000, $41,268 and $19,631 for 2009, 2008 and 2007, respectively, premium for life and disability insurance of $15,000, $21,923 and $23,510 for 2009, 2008 and 2007, respectively, use of company leased aircraft of $12,443, $23,261 and $0 for 2009, 2008 and 2007, respectively, use of company automobile and driver of $0, $4,011 and $3,570 for 2009, 2008 and 2007 respectively, home security of $70,806 for 2007, and tax make-whole payments of $0, $28,038 and $37,271 for 2009, 2008 and 2007, respectively.

For Mr. Tooman, matching contribution to executive deferred compensation plan of $19,800, $21,250 and $17,427 for 2009, 2008 and 2007, respectively, matching contribution to 401(k) plan of $7,350, $6,900 and $6,750 for 2009, 2008 and 2007, respectively, discount to market price for purchases under Employee Stock Purchase Plan of $2,088, $9,076 and $4,855 for 2009, 2008 and 2007, respectively, tax preparation and financial planning fees of $7,500, $34,308 and $22,272 for 2009, 2008 and 2007, respectively, home security of $72,910 and $132,350 for 2007 and 2006, respectively, and tax make-whole payments of $0, $21,458 and $1,659 for 2009, 2008 and 2007, respectively.

For Dr. Horak, matching contribution to executive deferred compensation plan of $19,101, $19,891 and $16,199 for 2009, 2008 and 2007, respectively, matching contribution to 401(k) plan of $7,350, $6,900 and $5,181 for 2009, 2008 and 2007, respectively, discount to market price for purchases under Employee Stock Purchase Plan of $0, $1,903 and $4,855 for 2009, 2008 and 2007, respectively, tax preparation and financial planning fees of $7,577 and $7,450 for 2009 and 2008, respectively and tax make-whole payments of $0 and $2,728 for 2009 and 2008, respectively.

For Mr. del Campo, matching contribution to executive deferred compensation plan of $14,637, $12,137 and $0 for 2009, 2008 and 2007, respectively, matching contribution to 401(k) plan of $7,350, $6,900 and $5,729 for 2009, 2008 and 2007, respectively, discount to market price for purchases under Employee Stock Purchase Plan of $8,341, $4,193 and $3,020 for 2009, 2008 and 2007, respectively, tax preparation and financial planning fees of $7,500, $7,800 and $7,500 for

2009, 2008 and 2007, respectively, and tax make-whole payments of $0, $2,154 and $3,339 for 2009, 2008 and 2007, respectively.

For Mr. Davit, matching contribution to executive deferred compensation plan of $7,578, $7,786 and $6,235 for 2009, 2008 and 2007, respectively, matching contribution to 401(k) plan of $7,350, $6,900 and $6,750 for 2009, 2008 and 2007, respectively, and discount to market price for purchases under Employee Stock Purchase Plan of $2,802, $4,256 and $2,633 for 2009, 2008 and 2007, respectively.

Grants of Plan-Based Awards in Last Fiscal Year

In 2009, there were no equity or non-equity awards granted to the Named Executive Officers under our equity and non-equity incentive plans.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to unexercised options, and restricted stock awards and restricted stock units that have not vested for each of the Named Executive Officers as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009
Name	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jeffrey H. Buchalter(2)	40,000	—		15.46	9/38/2014		—		—
	725,000	—		13.54	12/22/2014		—		—
	750,000	—		6.95	5/12/2015		—		—
	300,000	—		6.97	11/23/2015		—		—
	305,357	62,543	62,543	8.04	4/3/2016
	361,880	74,120	74,120	7.40	5/18/2016
	561,000	289,000	289,000	8.59	1/17/2017
						48,000	505,440	48,000	505,440
						138,670	1,460,195	138,670	1,460,195
						33,334	351,007	33,334	351,007
						133,334	1,404,007	133,334	1,404,007
Craig A. Tooman(3)	125,000	—		13.08	1/5/2015
	50,000	—		6.95	5/12/2015
	50,000	—		5.73	6/10/2015
	50,000	—		6.97	11/23/2015
	77,626	25,875	25,875	8.04	4/3/2016
	92,025	30,675	30,675	7.40	5/18/2016
	150,000	150,000	150,000	8.59	1/17/2017
						10,000	105,300	10,000	105,300
						6,000	63,180	6,000	63,180
						4,000	42,120	4,000	42,120
						39,060	411,302	39,060	411,302
						8,334	87,757	8,334	87,757
						36,667	386,104	36,667	386,104
Ivan D. Horak, M.D.(4)	200,000	—		7.14	9/2/2015
	35,000	—		6.97	11/23/2015
	92,725	30,725	30,725	8.04	4/3/2016
	109,275	36,425	36,425	7.40	5/18/2016
	150,000	150,000	150,000	8.59	1/17/2017
						20,000	210,600	20,000	210,600
						3,000	31,590	3,000	31,590
						46,340	487,960	46,340	487,960
						8,334	87,757	8,334	87,757
						36,667	386,104	36,667	386,104

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009
Name	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Ralph del Campo(5)	100,000	—		18.40	10/2/2012
	30,000	—		14.15	2/26/2014
	30,000	—		15.13	3/26/2014
	50,000	—		6.95	5/12/2015
	50,000	—		6.97	11/23/2015
	58,500	19,500	19,500	8.04	4/3/2016
	69,375	23,125	23,125	7.40	5/18/2016
	150,000	150,000	150,000	8.59	1/17/2017
		—				6,000	63,180	6,000	63,180
						4,000	42,120	4,000	42,120
						29,400	309,582	29,400	309,582
						8,334	87,757	8,334	87,757
						36,667	386,104	36,667	386,104
Paul S. Davit(6)	25,000	—		42.78	3/1/2012
	25,000	—		42.78	3/1/2012
	30,000	—		23.66	8/13/2012
	30,000	—		14.15	2/6/2014
	30,000	—		15.13	3/26/2014
	50,000	—		6.95	5/12/2015
	50,000	—		6.97	11/23/2015
	44,400	14,800	14,800	8.04	4/3/2016
	52,500	17,500	17,500	740	5/18/2016
	50,000	50,000	50,000	8.59	1/17/2017
						6,000	63,180	6,000	63,180
						4,000	42,120	4,000	42,120
						22,330	235,135	22,330	235,135
						6,667	70,204	6,667	70,204

(1)	Calculated by multiplying the number of shares or units by $10.53, the closing price of the Common Stock on December 31, 2009.

(2)	All of Mr. Buchalter’s equity awards are subject to accelerated vesting upon his resignation from the Company, effective February 22, 2010, subject to certain conditions.

(3)

Of Mr. Tooman’s unvested option awards, 25,875 options vest on April 3, 2010; 30,675 options vest on May 18, 2010; and 150,000 options vest in tranches of 75,000 options on each of January 17, 2010 and 2011. Of Mr. Tooman’s unvested restricted stock and restricted stock unit awards, 10,000 shares vest on January 5, 2010, 6,000 shares vest on May 12, 2010; 4,000 shares vest on November 23, 2010; 39,060 shares vest in tranches of 16,740 shares on April 3, 2010 and 22,320 shares on April 3, 2011; 8,334 shares vest on January 17, 2010; and 36,667 shares vest in tranches of 18,333 on January 17, 2010 and 18,334 shares on January 17, 2011.

(4)

Of Dr. Horak’s unvested option awards, 30,725 options vest on April 3, 2010; 36,425 options vest on May 18, 2010; and 150,000 options vest in tranches of 75,000 options on each of January 17, 2010 and 2011. Of Dr. Horak’s unvested restricted stock and restricted stock unit awards, 20,000 shares vest on September 2, 2010; 3,000 shares vest on November 23, 2010; 46,340 shares vest in tranches of 19,860 shares on April 3, 2010 and 26,480 shares on April 3, 2011; 8,334 shares vest on January 17, 2010; and 36,667 shares vest in tranches of 18,333 shares on January 17, 2010 and 18,334 shares on January 17, 2011.

(5)

Of Mr. del Campo’s unvested option awards, 19,500 options vest on April 3, 2010; 23,125 options vest on May 18, 2010; and 150,000 options vest in tranches of 75,000 options on each of January 17, 2010 and 2011. Of Mr. del Campo’s unvested restricted stock and restricted stock unit awards, 6,000 shares vest on May 12, 2010; 4,000 shares vest on November 23, 2010; 29,400 shares vest in tranches of 12,600 shares on April 3, 2010 and 16,800 shares on April 3, 2011; 8,334 shares vest on January 17, 2010; and 36,667 shares vest in tranches of 18,333 shares on January 17, 2010 and 18,334 shares on January 17, 2011.

(6)

Of Mr. Davit’s unvested option awards, 14,800 options vest on April 3, 2010; 17,500 options vest on May 18, 2010; and 50,000 options vest in tranches of 25,000 options on each of January 17, 2010 and 2011. Of Mr. Davit’s unvested restricted stock and restricted unit awards, 6,000 shares vest on May 12, 2010; 4,000 shares vest on November 23, 2010; 22,330 shares vest in tranches of 9,570 shares on April 3, 2010 and 12,760 shares on April 3, 2011; and 6,667 shares vest in tranches of 3,333 shares on January 17, 2010 and 3,334 on January 17, 2011.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2009

The following table sets forth the information with respect to the Named Executive Officers concerning option exercises and stock vested on an aggregated basis for the fiscal year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2009
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey H. Buchalter	—	—	225,429	1,693,125
Craig A. Tooman	—	—	58,406	373,754
Ivan D. Horak, M.D.	—	—	63,776	427,371
Ralph del Campo	—	—	49,766	325,543
Paul S. Davit	—	—	23,403	159,301

(1)	Calculated by multiplying the number of shares or units by the closing price of the Common Stock on the date of vesting.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth the information with respect to the Named Executive Officers concerning compensation deferred under our Executive Deferred Compensation Plan for the fiscal year ended December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2009
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey H. Buchalter	1,216,681	53,474	51,022	984,248	1,889,745
Craig A. Tooman	39,600	19,800	7,831	437,409	78,092
Ivan D. Horak, M.D.	80,000	19,101	35,037	149,873	81,074
Ralph del Campo	29,273	14,637	13,690	—	627,432
Paul S. Davit	139,966	7,578	36,339	111,868	364,827

See “Compensation Discussion and Analysis—Executive Deferred Compensation Plan” for a discussion of the terms of our Executive Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

The potential termination and change in control-related payments described below were calculated in accordance with the terms of the individual’s employment agreements with us described above under “Executive Officer Agreements”. In accordance with SEC rules, the amounts below have all been calculated as of December 31, 2009 using, where applicable, the closing price of Enzon common stock as of such date.

Jeffrey H. Buchalter

While final settlement terms remain under negotiation, Mr. Buchalter may receive severance payments including certain insurance benefits of up to $3.8 million. In addition, approximately 281,000 stock options, 67,000 shares of restricted stock and 225,000 restricted stock units are subject to accelerated vesting as of his date of resignation, subject to certain conditions.

Craig A. Tooman

As of December 31, 2009, in the absence of a change in control, the total severance payments that would have been due to Mr. Tooman if his employment agreement had been terminated without cause or for good reason would have been $1,241,062, and 206,550 stock options, 46,667 shares of restricted stock and 57,394 restricted stock units, having a value of $2,174,972, $491,404 and $516,602, respectively, would have become vested.

As of December 31, 2009, if a change in control were to have occurred and his employment had been terminated without cause or for good reason as provided in his employment agreement, the total payments that would have been due to Mr. Tooman would have been $2,102,765, and 206,550 stock options, 46,667 shares of restricted stock and 57,394 restricted stock units having a value of $2,174,972, $491,404 and $516,602 respectively, would have become vested. In addition, as of December 31, 2009, no additional payments would be made to Mr. Tooman to make him whole for excise taxes.

Ivan D. Horak, M.D.

As of December 31, 2009, in the absence of a change in control, the total severance payments that would have been due to Dr. Horak if his employment agreement had been terminated without cause or for good reason would have been $1,294,477, and 217,150 stock options, 36,667 shares of restricted stock and 77,674 restricted stock units, having a value of $2,286,590, $386,104 and $817,907, respectively, would have become vested.

As of December 31, 2009, if a change in control were to have occurred and his employment had been terminated without cause or for good reason as provided in his employment agreement, the total payments that would have been due to Dr. Horak would have been $2,161,247, and 217,150 stock options, 36,667 shares of restricted stock and 77,674 restricted stock units having a value of $2,286,590, $386,104 and $817,907, respectively, would have become vested.

Ralph del Campo

As of December 31, 2009, if a change in control were to have occurred and his employment had been terminated without cause or for good reason as provided in his severance agreement, the total payments that would have been due to Mr. del Campo would have been $1,615,030, and 192,625 stock options, 36,667 shares of restricted stock and 47,734 restricted stock units having a value of $2,028,341, $386,104 and $502,639, respectively, would have become vested.

Paul S. Davit

As of December 31, 2009, if a change in control were to have occurred and his employment had been terminated without cause or for good reason as provided in his severance agreement, the total payments that would have been due to Mr. Davit would have been $1,312,534, and 82,300 stock options, 6,667 shares of restricted stock and 32,330 restricted stock units having a value of $866,619, $70,204 and $340,435, respectively, would have become vested.

The Compensation Committee has established a policy providing that the Company shall not make or enter into any new commitments to make any additional payments to executive officers to make them whole with respect to taxes incurred in connection with any change in control, provided, that the Company intends to comply with the existing employment agreements with Messrs. Buchalter and Tooman providing for additional payments to be made to make them whole for excise taxes in connection with a change of control.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in the Company’s Common Stock by executive officers and directors of the Company and owners of 10% or more of the Company’s outstanding Common Stock are required to be reported to the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on the Company’s review of such reports and written representations from certain reporting persons, during the fiscal year ended December 31, 2009, all such reports were filed in a timely manner.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act with management, and based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the fiscal year ended December 31, 2009.

THE COMPENSATION COMMITTEE
Rolf A. Classon, Chairman
Alexander J. Denner
Harold J. Levy
Victor P. Micati

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a formal written policy that the Company not enter into any “related party transaction” (defined consistent with Item 404 of Regulation S-K under the Exchange Act) unless the Finance and Audit Committee or a comparable committee of disinterested directors approves such transaction. No member of the Finance and Audit Committee or comparable committee shall participate in the review or approval of any related party transaction or any material amendment thereto where that member is a related party in that transaction. In reviewing and approving any related party transaction or any material amendment thereto, the Finance and Audit Committee or comparable committee shall satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or material amendment, and shall determine that the related party transaction or material amendment thereto is fair to the Company. There were no related party transactions during the year ended December 31, 2009.

REPORT OF THE FINANCE AND AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

The Company’s Finance and Audit Committee consists of three independent members of the Board of Directors as defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Board of Directors adopted a written charter for the Finance and Audit Committee on June 7, 2000 and the Finance and Audit Committee reviewed and revised such charter on September 11, 2002, March 15, 2006 and February 25, 2009.

The primary purpose of the Finance and Audit Committee is to assist the Board of Directors in its oversight responsibilities by monitoring the integrity of the Company’s financial reporting process and financial statements, the systems of internal controls and controls over financial reporting, the compliance by the Company with legal and regulatory requirements, and the performance and independence of the Company’s independent accountants. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the maintenance of policies and internal controls necessary to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and conducting an audit of the Company’s consolidated financial statements and effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements and performing such other procedures required by applicable Statements of Auditing Standards or requested by the Committee. The independent accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent accountants.

The Finance and Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management. Furthermore, the Finance and Audit Committee has discussed with the Company’s independent accountants, KPMG LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. Also, the Finance and Audit Committee has received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Committee concerning independence, and has discussed with KPMG such auditing firm’s independence. Based on these reviews and discussions the Finance and Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the last fiscal period for filing such report with the SEC.

THE FINANCE AND AUDIT COMMITTEE
Robert C. Salisbury, Chairman
Rolf A. Classon
Robert LeBuhn

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information as of April 5, 2010 concerning stock ownership of all persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s voting stock, each director, each current executive officer named in the Summary Compensation Table and all directors and current executive officers of the Company as a group:

Name and Address of Beneficial Owner or Identity of Group(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Voting Stock Outstanding(3)
Rolf A. Classon	167,840	(4)	*
Alexander J. Denner	12,107	(5)	*
Thomas F. Deuel, M.D.	—		—
Robert LeBuhn	229,039	(6)	*
Harold J. Levy	6,682,562	(7)	11.37
Victor P. Micati	153,145	(8)	*
Richard C. Mulligan	12,107	(9)	*
Robert C. Salisbury	137,178	(10)	*
Richard A. Young	—		—
Paul S. Davit	533,802	(11)	*
Ralph del Campo	809,248	(12)	1.36
Ivan D. Horak, M.D.	765,198	(13)	1.29
Craig A. Tooman	707,184	(14)	1.19
Group comprised of The Baupost Group, L.L.C., Baupost Value Partners, L.P.-IV, SAK Corporation and Seth A. Klarman, 10 St. James Avenue, Suite 1700, Boston, MA 02116	8,082,400	(15)	13.75
Group comprised of Iridian Asset Management LLC, COLE Partners LLC, Iridian Private Business Value Equity Fund, L.P., Iridian Partners Fund, L.P., Renoma Partners LLC, Iridian Charter Fund, L.P., Harold J. Levy and David L. Cohen, 276 Post Road West, Westport, CT 06880-4704	6,516,027	(16)	11.09
Group comprised of Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc., 388 Greenwich Street, New York, NY 10013 (for Citigroup Global Markets Inc., Citigroup Financial Products Inc., and Citigroup Global Markets Holdings Inc.); 399 Park Avenue, New York, NY 10043 (for Citigroup Inc.)	4,490,569	(17)	7.10
Group comprised of DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato, 461 Fifth Avenue, 10th Floor, New York, NY 10017	3,635,000	(18)	6.19
Group comprised of Carl C. Icahn and affiliated entities, 767 Fifth Avenue, 47th Floor, New York, NY 10153	3,521,075	(19)	5.99
Group comprised of Highbridge International LLC, Highbridge Statistical Opportunities Master Fund, L.P., STAR L.P., Highbridge Capital Management, LLC and Glenn Dubin, c/o Harmonic Fund Services, Th Cayman Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies (for Highbridge International LLC); 40 West 57th Street, 33rd Floor, New York, NY 10019 (for Highbridge Capital Management, LLC and Mr. Dubin)	3,707,782	(20)	5.93
Jeffrey H. Buchalter, 2 Dory Court, Warren, NJ 07059	3,612,334	(21)	5.83
Aristeia Capital, L.L.C., 136 Madison Avenue, 3rd Floor, New York, NY 10016	3,296,334	(22)	5.31
Group comprised of Renaissance Technologies LLC and James H. Simons, 800 Third Avenue, New York, NY 10022	3,076,684	(23)	5.24
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	2,992,411	(24)	5.09
All Executive Officers and Directors as a group (13 persons)	10,209,410	(25)	16.55

*	Less than one percent

(1)	The address of all current executive officers and directors listed above is in the care of the Company.

(2)

All shares listed are Common Stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(d) under the Exchange Act and the beneficial owner has sole voting and dispositive power, subject to community property laws where applicable. A person’s beneficial ownership includes unvested shares of restricted Common Stock.

(3)

Based on 58,768,314 shares of Common Stock which were issued and outstanding as of April 5, 2010. Each share of Common Stock is entitled to one vote. The percentage of voting stock outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of April 5, 2010 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of April 5, 2010, plus (B) the number of shares of Common Stock issuable upon exercise of options held by such stockholder and which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010, plus (C) restricted stock units held by such stockholder which vest within 60 days after April 5, 2010, plus (D) shares issuable upon conversion of 4% Convertible Senior Notes due 2013 held by such stockholder.

(4)	Includes 129,680 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010.

(5)

Includes (i) 8,630 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010 and (ii) 3,477 restricted stock units which shall vest within 60 days after April 5, 2010.

(6)	Includes 129,680 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010.

(7)

Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13D filed by Iridian Asset Management LLC (“Iridian”) with the SEC on April 5, 2010. Mr. Levy is Co-President, Co-Chief Executive Officer and Co-Chief Investment Officer of Iridian and reported shared voting and dispositive power with respect to 6,516,027 shares of Common Stock. Mr. Levy may be deemed to beneficially own the shares of Common Stock beneficially owned by Iridian by virtue of his indirect controlling ownership of Iridian and having the power to vote and direct the disposition of shares of Common Stock as Co-Chief Investment Officer of Iridian. Mr. Levy disclaims beneficial ownership of such shares beneficially owned by Iridian. Mr. Levy also reported sole voting and dispositive power with respect to 166,535 shares of Common Stock.

(8)	Includes 119,680 shares subject to options which were exercisable as of April 5, 2010, or which will become exercisable within 60 days after April 5, 2010.

(9)

Includes (i) 8,630 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010 and (ii) 3,477 restricted stock units which shall vest within 60 days after April 5, 2010.

(10)	Includes 104,680 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010.

(11)

Includes (i) 444,200 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010 and (ii) 6,000 restricted stock units which shall vest within 60 days after April 5, 2010.

(12)

Includes (i) 655,500 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010 and (ii) 6,000 restricted stock units which shall vest within 60 days after April 5, 2010.

(13)	Includes 728,600 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010.

(14)

Includes (i) 576,200 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010 and (ii) 6,000 restricted stock units which shall vest within 60 days of April 5, 2010.

(15)

Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 12, 2010. The Baupost Group, L.L.C. (“Baupost”), SAK Corporation (“SAK”) and Seth A. Klarman each reported shared voting and dispositive power with respect to all 8,082,400 shares of Common Stock and Baupost Value Partners, L.P.-IV (“Baupost Value”) reported shared voting and dispositive power with respect to 3,304,161 of such shares of Common Stock. Baupost is a registered investment adviser and acts as an investment advisor and general partner to certain investment limited partnerships, including Baupost Value. SAK is the Manager of Baupost. Seth A. Klarman, as the sole director and sole officer of SAK and a controlling person of Baupost, may be deemed to have beneficial ownership of the shares of Common Stock beneficially owned by Baupost, including securities purchased on behalf of various investment partnerships, including Baupost Value.

(16)

Information concerning stock ownership was obtained from Amendment No. 2 to the Schedule 13D filed with the SEC on April 5, 2010. Iridian and David L. Cohen each reported shared voting and dispositive power with respect to 6,516,027 shares of Common Stock. COLE Partners LLC reported shared voting and dispositive power with respect to 325,830 of such shares of Common Stock. Iridian Private Business Value Equity Fund, L.P. reported shared voting and dispositive power with respect to 233,820 of such shares of Common Stock. Iridian Partners Fund, L.P. reported shared voting and dispositive power with respect to 92,010 of such shares of Common Stock. Renoma Partners LLC and Iridian Charter Fund, L.P. each reported shared voting and dispositive power with respect to 25,350 of such shares of Common Stock. Harold J. Levy reported shared voting and dispositive power with respect to all 6,516,027 shares of Common Stock and sole voting and dispositive power with respect to an additional 166,535 shares of Common Stock.

(17)

Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on January 20, 2010. Citigroup Inc. reported shared voting and dispositive power with respect to 4,490,569 shares of Common Stock. Citigroup Global Markets Inc. reported shared voting and dispositive power with respect to 4,490,399 of such shares of Common Stock. Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc. each reported shared voting and dispositive power with respect to 4,490,414 of such shares of Common Stock. Enzon has been advised that all shares of Common Stock reported as beneficially owned are shares of Common Stock issuable upon conversion of 4% Convertible Senior Notes due 2013.

(18)

Information concerning stock ownership was obtained from Amendment No. 16 to the Schedule 13D filed with the SEC on February 22, 2010, by DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato. The 3,635,000 shares of Common Stock beneficially owned are comprised of: (a) 3,600,000 shares of Common Stock and (b) May 2010 $10 Call Options exercisable for 35,000 shares of Common Stock. The foregoing entities and individuals reported shared voting and dispositive power with respect to all 3,635,000 shares.

(19)

Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13D filed with the SEC on January 29, 2009 by Carl C. Icahn and various entities affiliated with him. Mr. Icahn and entities affiliated with him have reported sole voting and dispositive power over all 3,521,075 shares of Common Stock. In addition, Mr. Icahn and entities affiliated with him have reported a long economic exposure to an aggregate of 3,093,032 shares of Common Stock through derivative agreements. Dr. Denner serves as managing director of various entities affiliated with Mr. Icahn but is not deemed to be the beneficial owner of the shares of Common Stock held by Mr. Icahn and his affiliates.

(20)

Information concerning stock ownership was obtained from Amendment No. 3 to the Schedule 13G filed with the SEC on February 11, 2010. Includes (i) 4% Convertible Senior Notes due 2013 convertible into 3,706,805 shares of Common Stock issuable to Highbridge International LLC (“Highbridge International”), (ii) 200 shares of Common Stock over which Highbridge Statistical Opportunities Master Fund, L.P. (“Highbridge Statistical”) reported shared voting and dispositive power, and (iii) 777 shares of Common Stock over which STAR L.P. (“STAR”)

reported shared voting and dispositive power. Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International, Highbridge Statistical and STAR. Glenn Dubin is the Chief Executive Officer of Highbridge. Each of Highbridge and Mr. Dubin disclaim beneficial ownership of shares of Common Stock owned by Highbridge International, Highbridge Statistical and STAR.

(21)	Includes (i) 3,187,737 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010.

(22)

Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 16, 2010. Aristeia Capital, L.L.C. (“Aristeia”) reported shared voting and dispostive power with respect to all 3,296,334 shares of Common Stock that are issuable on the conversion of 4% Convertible Senior Notes due 2013 held by Aristeia.

(23)

Information concerning stock ownership was obtained from Amendment No. 3 to the Schedule 13G filed with the SEC on February 12, 2010. Includes shares beneficially held by Renaissance Technologies LLC (“Renaissance”) and James H. Simons, the control person of Renaissance. Renaissance and Dr. Simons have each reported sole voting and dispositive power with respect to all 3,076,684 shares of Common Stock. Certain funds and accounts managed by Renaissance have the right to receive dividends and proceeds from the sale of the shares filed on the Schedule 13G. RIEF Trading LLC holds of record more than 5% of such shares.

(24)

Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on January 29, 2010. BlackRock, Inc. reported sole voting and dispositive power with respect to all 2,992,411 shares of Common Stock.

(25)

Includes (i) 2,905,480 shares subject to options which were exercisable as of April 5, 2010 or which will become exercisable within 60 days after April 5, 2010 and (ii) 80,649 restricted stock units which shall vest within 60 days after April 5, 2010.

PROPOSAL NO. 2—APPROVAL OF AMENDMENTS TO THE CHARTER AND BYLAWS
TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

The Board of Directors is seeking approval of amendments to paragraphs A and B of Article 9 of the Charter and to Sections 3, 4, 5 and 6 of Article III of the Bylaws to eliminate the classification of the Board (the “Declassification Amendments”). The Board is aware that a growing number of companies have been eliminating their classified board structures. Therefore, in light of this corporate governance trend, on March 24, 2010, the Board of Directors approved, subject to stockholder approval at the Annual Meeting, the Declassification Amendments.

Current Board

There currently are three Class II directors, whose terms expire at the Annual Meeting and two of whom are standing for re-election at the Annual Meeting; three Class III directors, whose terms expire at the 2011 Annual Meeting of Stockholders; and three Class I directors, whose terms expire at the 2012 Annual Meeting of Stockholders.

Consequences of Approval and Failure to Approve

If the Declassification Amendments are approved by the stockholders at the Annual Meeting:

•

the resignations submitted by Messrs. Classon, LeBuhn, Salisbury and Levy, Dr. Denner and Professor Mulligan will become effective and such individuals will stand for election for one-years term expiring at the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•

the two Class II nominees (Drs. Deuel and Young) will stand for election for one-year terms expiring at the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

•	the Board will no longer be classified and all directors will stand for election for one-year terms at the 2011 Annual Meeting of Stockholders and at all annual meetings held thereafter.

If the Declassification Amendments are not approved by the stockholders at the Annual Meeting, the Board of Directors will remain classified, and Drs. Deuel and Young will stand for election as Class II nominees for three-year terms expiring at the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Vote Required

As set forth in the Charter and the Bylaws, approval of the Declassification Amendments requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at the Annual Meeting. As of the record date for the Annual Meeting there were an aggregate of [•] votes eligible to be cast, so approval of the Declassification Amendments would require at least [•] affirmative votes.

Annexes

The proposed Declassification Amendments are attached as annexes to this Proxy Statement, with the proposed amendments to the Charter attached as Annex B and the proposed amendments to the Bylaws attached as Annex C. In each Annex, deletions are indicated by strikeouts and additions are indicated by double underlines.

The Board of Directors recommends a vote FOR the approval of amendments to the Charter and the Bylaws to eliminate the classification of the Board of Directors as described above (Proposal No. 2 on the WHITE proxy card).

PROPOSAL NO. 3—STOCKHOLDER PROPOSAL

Enzon has been advised that DellaCamera Master Fund, Ltd., c/o DellaCamera Capital Management, LLC, 461 Fifth Avenue, 10th Floor, New York, NY, record holder of 1,000 shares of Common Stock, intends to present the following proposal at the Annual Meeting for action by

Enzon’s stockholders. The proposal will be voted upon at the Annual Meeting if this stockholder, or a duly authorized representative, is present at the meeting and submits the proposal for a vote.

“NOW THEREFORE, BE IT RESOLVED, that the stockholders of Enzon Pharmaceuticals, Inc. (the “Company”) request that the Board of Directors of the Company (the “Board”) promptly take all necessary actions under applicable state law to amend the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to reorganize the Board into one class subject to election each year and to institute annual elections for all directors beginning with the Company’s next annual meeting of stockholders.”

Supporting Statement

“The election of directors is a fundamental stockholder right and an essential component of corporate governance. Directors should be accountable for their performance each and every year, and if stockholders are not satisfied with such performance, they should have the right to communicate their dissatisfaction annually through the election process.

“The Board is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system will require each director to stand for election annually and will give stockholders an opportunity to register their views on the performance of the collective Board, as well as individual directors, on an annual basis. We believe that electing directors in this way is one of the best methods available to stockholders to ensure that a company will be managed in a manner that is in the best interests of stockholders. Classified boards artificially insulate underperforming directors from the judgment of stockholders, the true owners of a company.

“The evidence indicates that stockholders at other companies increasingly favor declassified boards. According to RiskMetrics Group, 2008 represented the first time on record that a clear majority of companies did not maintain a classified board. Further, during the first half of 2008, according [to] the RiskMetrics Group, stockholder proposals favoring declassified boards received over 67 percent average support from votes actually cast, which is among the highest average support level for any type of stockholder proposal.

“We believe that good corporate governance procedures and practices have a positive effect on the financial performance of companies. We also believe that stockholders are willing to pay a premium for companies with good corporate governance. If the Company were to take the steps necessary to reorganize the Board into one class subject to annual elections, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

“We believe that this reform is needed. WE URGE YOU TO VOTE FOR THIS RESOLUTION.”

Board of Directors’ Position and Recommendation

Enzon is committed to the highest standards of corporate governance and has considered this proposal and determined to offer its own, Board-sponsored proposal to eliminate the classification of the Board of Directors effective at the Annual Meeting (see Proposal No. 2). Because this proposal was submitted by the proponent in accordance with applicable SEC rules, stockholders are being presented with the opportunity to vote on this proposal as well.

The Board of Directors recommends a vote FOR the approval of this stockholder proposal (Proposal No. 3 on the WHITE proxy card).

PROPOSAL NO. 4—RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Finance and Audit Committee of the Board of Directors, pursuant to authority granted by the Board of Directors, has approved the retention of KPMG LLP (“KPMG”), independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2010. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from stockholders.

Pre-Approval Policies and Procedures

The Finance and Audit Committee is required to pre-approve the audit and non-audit services performed by the independent accountants in order to assure that the provision of such services does not impair the accountants’ independence. The Finance and Audit Committee specifically pre-approves all audit fees, audit related fees, tax service fees and all other fees. The Finance and Audit Committee has delegated authority to the Chair of the Committee to approve any services not specifically pre-approved by the Committee provided that disclosure of such services and fees is made to the Finance and Audit Committee at the next scheduled meeting following such approval.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

The following table sets forth the aggregate fees billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2009 and 2008:

	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2008
Audit Fees(1)	$1,140,800	$845,300
Audit-Related Fees(2)	—	$685,600
All Other Fees	—	—
Total Fees	$1,140,800	$1,530,900

(1)

Includes services relating to the audit of the Company’s annual consolidated financial statements, review of quarterly financial statements, issuance of consents, review of documents filed with the SEC, accounting consultations, and the audit of management effectiveness of internal controls over financial reporting. In 2009, Audit Fees also include services relating to the audit of the financial statements of the Company in connection with the sale of the Company’s specialty pharmaceutical business.

(2)	Relates to the audit of the financial statements of Evivrus, Inc. in connection with the considered spin-off of the Company’s biotechnology business in 2008.

The Finance and Audit Committee has considered whether the provision of services by KPMG is compatible with maintaining KPMG’s independence and concluded that KPMG is “independent”.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2010 (Proposal No. 4 on the WHITE proxy card).

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2009 accompanies this Proxy Statement.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Enzon Pharmaceuticals, Inc., at 685 Route 202/206, Bridgewater, New Jersey 08807, and must be received by [•], 2011. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by April 14, 2011. The Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than April 14, 2011 and not earlier than March 15, 2011.

GENERAL

Cost of Solicitation

As a result of the proxy contest initiated by DellaCamera, we will incur substantial additional costs in connection with our solicitation of proxies. We have retained D.F. King & Co., Inc. (“D.F. King”) to assist us in the solicitation of proxies for a fee of up to $100,000 plus out-of-pocket expenses. D.F. King expects that approximately 25 of its employees will assist in the solicitation. Our expenses related to the solicitation of proxies from stockholders this year will substantially exceed those normally spent for an annual meeting of stockholders. Such additional costs are expected to aggregate to approximately $[•] this year, exclusive of any costs related to any litigation in connection with the Annual Meeting. These additional solicitation costs are expected to include the increased fee payable to our proxy solicitor (up to $100,000 this year as compared to approximately $11,000 plus out-of-pocket expenses in 2009); fees of outside counsel to advise the Company in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our Common Stock, as described above; and the costs of retaining an independent inspector of election. To date, we have incurred approximately $[•] of these solicitation costs.

Other Matters

The Board of Directors is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your Common Shares will be voted in accordance with the discretion of the designated proxyholders (who are identified on the enclosed WHITE proxy card).

Certain Information Regarding Participants in the Solicitation of Proxies

Under applicable SEC rules and regulations, members of the Board of Directors, the Board’s nominees, and certain executive officers and other employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. Certain required information regarding these “participants” is set forth in Annex A to this Proxy Statement.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors,
Paul S. Davit Corporate Secretary

Bridgewater, New Jersey

[•], 2010

Annex A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board of Directors, the Board’s nominees, and certain executive officers and other employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

The following table sets forth the names and business addresses of the Company’s directors and nominees, all of whom are “participants,” as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors and nominees is carried on. The principal occupations or employment of the Company’s directors and nominees are set forth under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Business Address
Rolf A. Classon	c/o Enzon Pharmaceuticals, Inc. 685 Route 202/206 Bridgewater, New Jersey 08807
Alexander J. Denner	Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, New York 10153
Thomas F. Deuel, M.D.	The Scripps Research Institute Molecular and Experimental Medicine Department of Biochemistry 10550 North Torrey Pines Road Mailstop MEM268 La Jolla, California. 92037
Robert LeBuhn	c/o Enzon Pharmaceuticals, Inc. 685 Route 202/206 Bridgewater, New Jersey 08807
Harold J. Levy	Iridian Asset Management LLC 276 Post Road West Westport, Connecticut 06880
Victor P. Micati	c/o Enzon Pharmaceuticals, Inc. 685 Route 202/206 Bridgewater, New Jersey 08807
Richard C. Mulligan	Harvard Gene Therapy Initiative Harvard Institutes of Medicine, Suite 407 4 Blackfan Circle Boston, Massachusetts 02115
Robert C. Salisbury	c/o Enzon Pharmaceuticals, Inc. 685 Route 202/206 Bridgewater, New Jersey 08807
Richard A. Young	Whitehead Institute 9 Cambridge Center (Kendall Square) Cambridge, Massachusetts 02142

Officers and Other Employees

The following table sets forth the name and principal occupation of the Company’s executive officers and employees who are “participants.” The principal business address of each such person is c/o Enzon Pharmaceuticals, Inc., 685 Route 202/206, Bridgewater, New Jersey 08807.

Name	Principal Occupation
Ralph del Campo	Chief Operating Officer
Craig A. Tooman	Executive Vice President, Finance and Chief Financial Officer
Rhonda Hellums	Vice President, Finance

Information Regarding Ownership of the Company’s Securities by Participants

Except as described in this Annex A or this Proxy Statement, none of the persons listed above under “Directors and Nominees” or “Officers and Other Employees” owns any Company securities of record which they do not own beneficially. The number of shares of Common Stock held by directors, nominees for director and the identified officers as of April 5, 2010, is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement. As of March 29, 2010, Ms. Hellums held 1,500 shares of Common Stock, options to acquire 5,000 shares of Common Stock and 17,485 restricted stock units.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales during the past two years of the Company’s securities by the persons listed above under “Directors and Nominees” and “Officers and Other Employees.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (04/27/08 through 04/27/10)

Name	Date	Number of Common Shares, Stock Options, Restricted Stock and Restricted Stock Units Acquired or (Disposed of)	Notes
Rolf A. Classon	7/1/2008	10,417	(3)
	7/1/2008	1,255	(6)
	7/2/2008	3,172	(6)
	7/3/2008	1,105	(6)
	11/17/2008	1,000	(10)
	11/17/2008	700	(10)
	11/17/2008	400	(10)
	11/17/2008	500	(10)
	11/17/2008	300	(10)
	11/17/2008	1,600	(10)
	11/17/2008	5,500	(10)
	1/2/2009	33,453	(1)
	7/2/2009	3,173	(6)
	7/3/2009	1,106	(6)
	1/4/2010	16,787	(1)
Alexander J. Denner	5/21/2009	10,432	(3)
	5/21/2009	25,889	(1)
	1/4/2010	33,574	(1)

Name	Date	Number of Common Shares, Stock Options, Restricted Stock and Restricted Stock Units Acquired or (Disposed of)	Notes
Thomas F. Deuel, M.D.	4/19/2010	7,137	(3)
	4/19/2010	17,673	(1)
Robert LeBuhn	7/1/2008	10,417	(3)
	7/1/2008	1,255	(6)
	7/2/2008	3,172	(6)
	7/3/2008	1,105	(6)
	1/2/2009	33,453	(1)
	7/2/2009	3,173	(6)
	7/3/2009	1,106	(6)
	1/4/2010	16,787	(1)
Harold J. Levy	2/18/2010	116,535	(12)
Victor P. Micati	7/1/2008	10,417	(3)
	7/1/2008	1,255	(6)
	7/2/2008	3,172	(6)
	7/3/2008	1,105	(6)
	11/13/2008	15,000	(10)
	1/2/2009	33,453	(1)
	7/2/2009	3,173	(6)
	7/3/2009	1,106	(6)
	1/4/2010	16,787	(1)
Richard C. Mulligan	5/21/2009	10,432	(3)
	5/21/2009	25,889	(1)
	1/4/2010	16,787	(1)
Robert C. Salisbury	7/1/2008	10,417	(3)
	7/1/2008	1,255	(6)
	7/2/2008	3,172	(6)
	7/3/2008	1,105	(6)
	11/13/2008	2,873	(10)
	11/13/2008	600	(10)
	11/13/2008	1,897	(10)
	11/13/2008	500	(10)
	11/13/2008	100	(10)
	11/13/2008	4,030	(10)
	1/2/2009	33,453	(1)
	7/2/2009	3,173	(6)
	7/3/2009	1,106	(6)
	1/4/2010	16,787	(1)
Richard A. Young	4/19/2010	7,137	(3)
	4/19/2010	17,673	(1)
Ralph del Campo	5/12/2008	4,500	(6)
	9/30/2008	348	(11)
	11/23/2008	3,000	(6)
	3/31/2009	2,500	(11)
	4/3/2009	12,600	(6)
	5/12/2009	4,500	(6)
	5/12/2009	(1,594)	(9)
	9/30/2009	1,654	(11)
	11/23/2009	3,000	(6)
	1/17/2010	18,333	(5)

Name	Date	Number of Common Shares, Stock Options, Restricted Stock and Restricted Stock Units Acquired or (Disposed of)	Notes
	1/17/2010	8,333	(6)
	1/17/2010	(10,053)	(9)
	1/27/2010	12,665	(3)
	4/3/2010	12,600	(6)
	4/3/2010	(4,463)	(9)
Craig A. Tooman	5/12/2008	4,500	(6)
	9/30/2008	808	(11)
	11/23/2008	3,000	(6)
	1/17/2009	8,333	(6)
	1/17/2009	18,334	(5)
	1/17/2009	(10,306)	(8)
	3/31/2009	2,500	(11)
	4/3/2009	16,740	(6)
	4/3/2009	(5,930)	(8)
	5/12/2009	4,500	(6)
	5/12/2009	(1,594)	(9)
	11/23/2009	3,000	(6)
	11/23/2009	(1,063)	(9)
	1/5/2010	10,000	(5)
	1/5/2010	(4,157)	(9)
	1/17/2010	18,333	(5)
	1/17/2010	8,333	(6)
	1/17/2010	(9,446)	(9)
	1/27/2010	13,932	(3)
	2/24/2010	50,000	(4)
	2/24/2010	50,000	(4)
	2/24/2010	50,000	(4)
	2/24/2010	(150,000)	(7)
	4/3/2010	16,740	(6)
	4/3/2010	(5,930)	(9)
Rhonda Hellums	9/30/2008	676	(11)
	12/14/2008	333	(6)
	1/4/2009	2,100	(6)
	1/23/2009	1,333	(6)
	3/31/2009	1,914	(11)
	9/30/2009	1,146	(11)
	11/12/2009	(5,515)	(7)
	12/14/2009	333	(6)
	1/4/2010	2,100	(6)
	1/23/2010	1,333	(6)
	1/29/2010	12,800	(6)

(1)	Grant of stock options.

(2)	Grant of restricted stock.

(3)	Grant of restricted stock units.

(4)	Exercise of stock options.

(5)	Vesting of restricted stock.

(6)	Shares acquired in connection with conversion of vested restricted stock units.

(7)	Open market disposition.

(8)	Open market disposition, the proceeds of which were used as payment of taxes or costs upon conversion, vesting or exercise of stock options, restricted stock or restricted stock units.

(9)	Shares withheld as payment of taxes or costs upon conversion, vesting or exercise of stock options, restricted stock or restricted stock units.

(10)	Open market acquisition.

(11)	Shares acquired under 2007 Employee Stock Purchase Plan.

(12)	Shares acquired in connection with conversion of 4% Convertible Senior Notes due 2013.

Miscellaneous Information Concerning Participants

Except as described in this Annex A or this Proxy Statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since January 1, 2009, or has knowledge of any current proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or this Proxy Statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Annex A or this Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex A or this Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2009 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or this Proxy Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

Annex B

PROPOSED AMENDMENTS TO PARAGRAPHS A AND B OF ARTICLE 9 OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

9. NUMBER OF DIRECTORS. (A) The Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors, and such exact number shall be four until otherwise determined by resolution adopted by affirmative vote of a majority of the whole Board of Directors. As used in this Article 9, the term “whole Board” means the total number of directors, which the Corporation would have if there were no vacancies. The Board of Directors shall ~~divide the~~not be classified. From and after the 2010 Annual Meeting of Stockholders, directors ~~into three classes and, when the number of directors is changed, shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided,~~shall be elected at each annual meeting of stockholders for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal; provided that no decrease in the number of directors shall affect the term of any director then in office. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall ~~expire at the next succeeding annual meeting of stockholders. The term of office of directors elected at the 1986 Annual Meeting of Stockholders held on January 20, 1987 shall be as follows: the term of office of directors of the first class shall expire at the first annual meeting of stockholders after their election; the term of office of directors of the second class shall expire at the second annual meeting of stockholders after their election; and the term of office of directors of the third class shall expire at the third annual meeting of stockholders after their election; and as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders subsequent to the 1986 Annual Meeting of Stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified.~~ be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto.

(B) ~~Vacancies in~~Unless otherwise required by law or this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), vacancies on the Board of Directors, however caused, and newly created directorships shall be filled solely by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office ~~for a term expiring at~~until the next annual meeting of stockholders ~~at which the term of the class to which the director has been chosen expires and when the~~and until such director’s successor is elected and qualified.

B-1

Annex C

PROPOSED AMENDMENTS TO ARTICLE III, SECTIONS 3.4, 3.5 AND 3.6 OF THE AMENDED AND RESTATED BY-LAWS

Section 3.3  No Classification of the Board.

The Board shall ~~be divided into three classes and, when the number of directors is changed, the Board shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, that no decrease in the number of directors shall affect the term of any director then in office.~~ not be classified.

 Section 3.4  Election.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of ~~P~~preferred ~~S~~stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) applicable thereto ~~expire at the next succeeding annual meeting of Stockholders~~.

Section 3.5  Term.

  ~~The term of office of directors elected at the 1986 Annual Meeting of Stockholders held on January 20, 1987, shall be as follows: the term of office of directors of the first class shall expire at the first annual meeting of Stockholders after their election; the term of office of directors of the second class shall expire at the second annual meeting of Stockholders after their election; and the term of office of directors of the third class shall expire at the third annual meeting of Stockholders after their election; and as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of Stockholders subsequent to the 1986 Annual Meeting of Stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of Stockholders and when their respective successors are elected and qualified.~~

 From and after the 2010 Annual Meeting of Stockholders, directors shall be elected at each annual meeting of Stockholders for a one-year term expiring at the next annual meeting of Stockholders and until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal; provided that no decrease in the number of directors shall affect the term of any director then in office.

Section 3.6  ~~New~~ Vacancies.

~~Vacancies in~~ Unless otherwise required by law or the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock), vacancies on the Board, however~~,~~ caused, and newly created directorships shall be filled solely by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office ~~for a term expiring at~~until the next annual meeting of Stockholders ~~Stockholders at which the term of the class to which the director has been chosen expires and when the~~and until such director’s successor is elected and qualified.

C-1

PRELIMINARY FORM OF PROXY CARD—SUBJECT TO COMPLETION

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY CARD—WHITE

ENZON PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Tuesday, July 13, 2010

Ralph del Campo and Craig Tooman and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated on the reverse side, on all proposals and in the discretion of the proxies on such other matters as may properly come before the annual meeting of stockholders of Enzon Pharmaceuticals, Inc. (the “Company”) to be held on Tuesday, July 13, 2010 or any adjournment(s), postponement(s), or other delay(s) thereof (the “Annual Meeting”), all shares of common stock of the Company to which the undersigned is entitled to vote at the Annual Meeting.

The validity of this proxy is governed by Delaware law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.	Please mark boxes [*] or [X] in blue or black ink

1. IF PROPOSAL NO. 2 IS APPROVED, THE ELECTION OF THE NOMINEES NUMBERED 1 THROUGH 8 BELOW TO SERVE AS DIRECTORS UNTIL THE 2011 ANNUAL MEETING OF STOCKHOLDERS AND THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED. IF PROPOSAL NO. 2 IS NOT APPROVED (IN WHICH EVENT NOMINEES NUMBERED 1 THROUGH 6 WILL NOT BE STANDING FOR ELECTION), THE ELECTION OF NOMINEES NUMBERED 7 AND 8 BELOW TO SERVE AS DIRECTORS UNTIL THE 2013 ANNUAL MEETING OF STOCKHOLDERS AND THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED:	FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES		FOR	AGAINST	ABSTAIN
	☐	☐	2. Approval of amendments to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to eliminate the classification of the Company’s Board of Directors.	☐	☐	☐

			3. Stockholder proposal relating to elimination of the classification of the Company’s Board of Directors.	☐	☐	☐

(Authority to vote for any individual nominee(s) may be withheld by marking the “FOR” box above and lining through the name(s) of such nominee(s).)			4. Ratification of the selection of KPMG LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2010.	☐	☐	☐

01 - Rolf A. Classon 02 - Alexander J. Denner 03 - Robert LeBuhn	04 - Harold J. Levy 05 - Richard C. Mulligan 06 - Robert C. Salisbury	07 - Thomas F. Deuel, M.D. 08 - Richard A. Young	☐	Please check this box if you expect to attend the Annual Meeting in person.
PLEASE SIGN, DATE AND MAIL THIS WHITE PROXY CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Date: _________________, 2010 Sign Here _______________________ Signature (if held jointly)______________________ Capacity (Title or Authority, i.e. Executor, Trustee)
(Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)